Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

June 17, 2005

among

MUELLER WATER PRODUCTS, INC.,

WALTER INDUSTRIES, INC.,

JW MERGERCO, INC.

and

DLJ MERCHANT BANKING II, INC.,

as the Stockholders’ Representative

Section 3.15. Intellectual Property
Section 3.16. Insurance Coverage
Section 3.17. Finders’ Fees; Transaction Expenses
Section 3.18. Tax
Section 3.19. Employees
Section 3.20. Employee Plans
Section 3.21. Environmental Matters
Section 3.22. Tyco Indemnity
Section 3.23. Affiliate Transactions
Section 3.24. Customers
Section 3.25. Product Liability
Section 3.26. Labor-related Matters
Section 3.27. Information Supplied

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF DLJMB

Section 4.01. Corporate Existence and Power
Section 4.02. Corporate Authorization
Section 4.03. Governmental Authorization
Section 4.04. Non-contravention

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERCO

Section 5.01. Corporate Existence and Power
Section 5.02. Corporate Authorization
Section 5.03. Governmental Authorization
Section 5.04. Non-contravention
Section 5.05. Financing
Section 5.06. Litigation
Section 5.07. Finders’ Fees
Section 5.08. Solvency of the Surviving Corporation
Section 5.09. Inspections; No Other Representations

ARTICLE 6 COVENANTS OF THE COMPANY

Section 6.01. Conduct of the Company
Section 6.02. Access to Information
Section 6.03. Notices of Certain Events
Section 6.04. Stockholder Approval
Section 6.05. Stockholders’ Representative
Section 6.06. Debt Offer and Consent Solicitation

Section 6.07. Termination of Affiliate Agreements

ARTICLE 7 COVENANTS OF BUYER

Section 7.01. Confidentiality
Section 7.02. Access
Section 7.03. Employees and Offers of Employment
Section 7.04. Company Employee Plans
Section 7.05. Buyer Employee Plans
Section 7.06. No Third Party Beneficiaries Regarding Employment Matters
Section 7.07. Obligations of MergerCo and Surviving Corporation
Section 7.08. Offer for Notes
Section 7.09. Repayment of Senior Indebtedness; Payment of Transaction Expenses
Section 7.10. Director and Officer Liability
Section 7.11. Interest Rate Swaps

ARTICLE 8 COVENANTS OF BUYER, MERGERCO AND THE COMPANY

Section 8.01. Best Efforts; Further Assurances
Section 8.02. Certain Filings
Section 8.03. Public Announcements
Section 8.04. Cooperation on Tax Matters
Section 8.05. Financing Matters
Section 8.06. Escrow Agreement.
Section 8.07. WARN
Section 8.08. Labor Organizations

ARTICLE 9 CONDITIONS TO THE MERGER

Section 9.01. Conditions to Obligations of the Parties
Section 9.02. Conditions to Obligation of Buyer and MergerCo
Section 9.03. Conditions to Obligation of the Company

ARTICLE 10 TERMINATION

Section 10.01. Grounds for Termination
Section 10.02. Effect of Termination

ARTICLE 11 MISCELLANEOUS

Section 11.01. Notices
Section 11.02. Survival
Section 11.03. Amendments and Waivers
Section 11.04. Expenses
Section 11.05. Waiver
Section 11.06. Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege
Section 11.07. Successors and Assigns
Section 11.08. Governing Law
Section 11.09. Jurisdiction
Section 11.10. Dispute Resolution.
Section 11.11. WAIVER OF JURY TRIAL
Section 11.12. Counterparts; Third Party Beneficiaries
Section 11.13. Entire Agreement
Section 11.14. Captions

EXHIBITS

Exhibit A: Form of Escrow Agreement
Exhibit B: Statement of U.S. Real Property Interest Status

SCHEDULES

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 17, 2005 among Mueller Water Products, Inc., a Delaware corporation (the “Company”), Walter Industries, Inc., a Delaware corporation (“Buyer”), and JW MergerCo, Inc., a Delaware corporation (“MergerCo”), and, individually for purposes of Article 4 and otherwise, solely in its capacity as the Stockholders’ Representative (as defined below), DLJ Merchant Banking II, Inc., a Delaware corporation (“DLJMB”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, this Agreement contemplates a transaction in which Buyer will acquire the Company pursuant to a transaction in which MergerCo, a wholly owned subsidiary of Buyer, will merge with and into the Company, with the Company surviving the merger, in accordance with the General Corporation Law of the State of Delaware, and the holders of the Company’s stock and warrants will receive cash in consideration for such merger; and

WHEREAS, Buyer, MergerCo, the Company and DLJMB desire to make certain representations, warranties, covenants and agreements in connection with the merger.

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Company Subsidiary shall be considered an Affiliate of any DLJ Entity.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of April 2, 2005.

“Balance Sheet Date” means April 2, 2005.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended on or prior to the date hereof, and any rules or regulations promulgated thereunder.

“Closing Cash” means the Company’s and the Company Subsidiaries’ consolidated cash and cash equivalents as at the close of business on the business day immediately preceding the date on which the Effective Time occurs.  For the purposes hereof, Closing Cash shall be determined in accordance with generally accepted accounting principles and using accounting policies and practices (including methods for classifying cash and cash equivalents) that are consistent with those used in the preparation of the Balance Sheet.

“Closing Working Capital” means the amount of the Company’s and the Company Subsidiaries’ consolidated (i) sum of accounts receivables (net of allowance for doubtful accounts), inventories, prepaid expenses and other current assets, less (ii) sum of accounts payable (other than any accounts payable in respect of Transaction Expenses), accrued expenses and other current liabilities, in each case as at the close of business on the business day immediately preceding the date on which the Effective Time occurs.  In calculating such figures, (v) all intracompany and intercompany accounts receivable and accounts payable between or among the Company and the Company Subsidiaries, (w) all debt owed to third parties, (x) Closing Cash, (y) income taxes receivable and (z) deferred income taxes shall be excluded.  Closing Working Capital shall be determined in accordance with generally accepted accounting principles and using accounting policies and practices (including methods for classifying assets and liabilities, and methods for calculating line items in the Balance Sheet) that are consistent with those used in the preparation of the Balance Sheet.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Subsidiary” means a Subsidiary of the Company.

“DLJ Entity” means each of DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership, DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership, DLJ Merchant Banking II, Inc., a Delaware corporation, as advisory general partner on behalf of DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P., a Delaware limited partnership, DLJ Diversified Partners-A, L.P., a Delaware limited partnership, DLJMB Funding II, Inc., a Delaware corporation, DLJ Millennium Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners-A, L.P., a Delaware limited partnership, DLJ EAB Partners, L.P., a Delaware limited partnership, DLJ ESC II, L.P., a Delaware limited partnership, DLJ First ESC, L.P., a Delaware limited partnership, DLJ Investment Partners

L.P., a Delaware limited partnership, DLJ Investment Partners II, L.P., a Delaware limited partnership and DLJIP II Holdings, L.P., a Delaware limited partnership.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee Plan” means any employment, severance or similar contract, practice, plan or policy and each other arrangement providing for compensation, bonuses, profit-sharing, equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any current or former employee, director or consultant of the Company or a Company Subsidiary, including any “employee benefit plan”, as defined in Section 3(3) of ERISA; provided that the term Employee Plan shall not include any (i) plan or policy in Canada in respect of employment insurance, workers’ compensation or pensions in which participation is required by applicable law or (ii) contract, practice, plan, policy or other arrangement that provides incidental benefits that are not material in amount or coverage with respect to any particular employees or group of employees.

“Environmental Laws” means any and all statutes, laws, regulations, permits, common law, judgments, orders, decrees and rules, in each case as in effect on or prior to the date hereof, that have as their principal purpose the protection of the environment, natural resources or, to the extent relating to exposure to any hazardous or toxic substance, human health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code; provided that none of the DLJ Entities or any of their Affiliates (other than the Company and its Company Subsidiaries) shall be considered an ERISA Affiliate of the Company or any of its Company Subsidiaries.

“Escrow Agent” means the escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Agreement” means the agreement to be dated as of the date of Closing among the Company, MergerCo, Buyer, DLJMB, as the Stockholders’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

“Escrow Amount” means $25,000,000.

“Final Closing Cash” means the Closing Cash (i) as shown in the Surviving Corporation’s calculation delivered pursuant to Section 2.12(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.12(b) or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Stockholders’ Representative and the Surviving Corporation pursuant to Section 2.12(c) or (B) in the absence of such agreement, as shown in the Neutral Arbitrator’s calculation delivered pursuant to Section 2.12(c); provided that in no event shall Final Closing Cash be less than the Surviving Corporation’s calculation of Closing Cash delivered pursuant to Section 2.12(a) or more than the Stockholders’ Representative’s calculation of Closing Cash delivered pursuant to Section 2.12(b).

“Final Payment” means: (i) in respect of any Share, the amount, if a positive number, equal to the Share Consideration as finally determined pursuant to Sections 2.11, 2.12 and 2.13, less the Initial Payment in respect thereof, and (ii) in respect of any Company Warrant, the amount, if a positive number, equal to the Warrant Consideration in respect thereof, as finally determined pursuant to Sections 2.11, 2.12 and 2.13, less the Initial Payment in respect thereof.

“Final Working Capital” means the Closing Working Capital (i) as shown in the Surviving Corporation’s calculation delivered pursuant to Section 2.12(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.12(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Stockholders’ Representative and the Surviving Corporation pursuant to Section 2.12(c) or (B) in the absence of such agreement, as shown in the Neutral Arbitrator’s calculation delivered pursuant to Section 2.12(c); provided that in no event shall Final Working Capital be less than the Surviving Corporation’s calculation of Closing Working Capital delivered pursuant to Section 2.12(a) or more than the Stockholders’ Representative’s calculation of Closing Working Capital delivered pursuant to Section 2.12(b).

“Full Dilution Number” means (i) the total number of Shares outstanding as of the Effective Time plus (ii) the total number of Voting Common Shares issuable upon exercise of the Company Warrants outstanding as of the Effective Time.

“Hazardous Substances” means any pollutant, waste, contaminant or any toxic, radioactive or hazardous (or any other term of similar import) substance, as such terms are defined in, or identified pursuant to, any Environmental Law, including petroleum and petroleum products, asbestos and asbestos-containing materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means the sum of (i) the aggregate principal amount outstanding under the Senior Credit Agreement, (ii) the aggregate accreted value of the 14¾% Senior Discount Notes due 2014 of the Company, issued pursuant to an Indenture dated as of April 29, 2004 between the Company and the Trustee, (iii) the aggregate principal amount outstanding of the Second Priority Senior Secured Floating Rate Notes due 2011 of Mueller Group, issued pursuant to an Indenture dated as of April 23, 2004 among Mueller Group, the Trustee and the guarantors party thereto, and (iv) the aggregate principal amount outstanding of the 10% Senior Subordinated Notes due 2012 of Mueller Group, issued pursuant to an Indenture dated as of April 23, 2004 among Mueller Group, the Trustee and the guarantors party thereto, in each case immediately prior to the Effective Time.

“Initial Payment” means (i) in respect of any Share, the Share Consideration, as estimated pursuant to Section 2.11, less the Per Share Escrow Amount, and (ii) in respect of any Company Warrant, the Warrant Consideration in respect thereof, as estimated pursuant to Section 2.11, less the Per Share Escrow Amount in respect of the number of Voting Common Shares issuable upon exercise of such Company Warrant.

“Intellectual Property Right” means any trademark, service mark, trade name, Internet domain name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other intellectual property right.

“Knowledge of the Buyer” means the actual knowledge of either Don DeFosset or Victor P. Patrick.

“Knowledge of the Company”, “the Company’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of any of the officers of the Company identified on Schedule 1.01(a), after conducting a reasonable inquiry with individuals reporting to such officer.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Material Adverse Effect” means (a) an effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as whole, except any such effect that is resulting from or arising out of or in connection with (i) the execution and delivery of the Transaction Agreements or the consummation of the Merger or any other transaction contemplated hereby or thereby or any announcement hereof or thereof, (ii) changes or conditions affecting any industry in which the Company or the Company Subsidiaries operate generally, (iii) changes in economic (including financial, banking and/or securities markets), regulatory or political conditions generally, or (iv) the announcement, commencement or continuation of any war or armed hostilities or the occurrence of any act or acts of terrorism, to the extent, in the case of each of clauses (ii), (iii) and (iv), that they do not have a disproportionate effect on the Company and the Company Subsidiaries taken as a whole, or (b) any effect on any of the Company and the Company Subsidiaries that prevents the consummation by the Company and the Company Subsidiaries of the Debt Offer, the Consent Solicitation, the Merger or the other transactions contemplated by the Transaction Agreements (for the avoidance of doubt, it being understood that any effect on Buyer or any of its Subsidiaries is not covered by the foregoing).

“Mueller Group” means Mueller Group, Inc., a Delaware corporation.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Non-Voting Common Shares” means shares of Non-Voting Common Stock.

“Non-Voting Common Stock” means the Class B Convertible Non-Voting Common Stock, par value $0.01 per share, of the Company.

“Notes” means (i) the 14¾% Senior Discount Notes due 2014 of the Company, issued pursuant to an Indenture dated as of April 29, 2004 between the Company and the Trustee, (ii) the Second Priority Senior Secured Floating Rate Notes due 2011 of Mueller Group, issued pursuant to an Indenture dated as of April 23, 2004 among Mueller Group, the Trustee and the guarantors party thereto, and (iii) the 10% Senior Subordinated Notes due 2012 of Mueller Group, issued pursuant to an Indenture dated as of April 23, 2004 among Mueller Group, the Trustee and the guarantors party thereto.

“Per Share Escrow Amount” means the amount obtained by dividing the Escrow Amount by the Full Dilution Number.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period ending at or before the Effective Time and, with respect to a Tax period that begins at or before the Effective Time and ends thereafter, the portion of such Tax period ending at the Effective Time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, dumping, disposing or arranging for disposal.

“Schedules” means the Schedules to this Agreement dated as of the date hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” means all filings of the Company and any Company Subsidiary (including any exhibits or schedules to such filings, and any other documents and exhibits that are “filed” or “furnished” on Form 8-K) with the SEC under the 1934 Act.

“Senior Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of April 23, 2004 among Mueller Group, as borrower, Credit Suisse First Boston, as lead arranger, sole book runner and administrative agent, JPMorgan Chase Bank and Deutsche Bank Securities Inc., as syndication agents, and the various financial institutions identified therein, as Lenders (as defined therein) and the related ancillary documents, in each case as amended.

“Shares” means the Voting Common Shares and the Non-Voting Common Shares.

“Stockholders” means the DLJ Entities and all other Persons who own any Shares at the Effective Time.

“Subsidiary” means, with respect to any Person, any other Person of which either (i) a majority of the common stock or other ownership interests are at the time, directly or indirectly, owned by such Person or (ii) securities or other ownership interests having the ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”), and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company being a member of an affiliated, consolidated or combined group with any other corporation at any time at or prior to the Effective Time.

“Transaction Agreements” means this Agreement, the Escrow Agreement and the Voting Agreement.

“Transaction Expenses” means the aggregate amount of (i) all fees and expenses payable to Credit Suisse First Boston, Goldman, Sachs & Co., Davis Polk & Wardwell and any other banker, counsel, accountant, advisor, consultant, agent or representative retained by or on behalf of the Company or any Company Subsidiary, in each case relating to the Merger (but excluding any such banker, counsel, accountant, advisor, consultant, agent or representative retained by or on behalf of the Company’s senior management, in each case relating to the Merger), including the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated herein and therein, including any interest rate swap termination fees (including any “mark to market” payment) if Buyer complies with its obligations under Section 7.11 but excluding all fees and expenses payable to the Mueller Group’s lenders and counsel to Mueller Group’s lenders in connection with the repayment of its credit facility under the Senior Credit Agreement, and any fees or expenses incurred by Buyer or MergerCo in connection with the Financing and any interest rate swap termination fees (including any “mark to market” payment) if Buyer does not comply with its obligations under Section 7.11 and (ii) the net after-tax cost of the transaction bonuses described in Schedule 6.01 and any other change of control or other payments by or on behalf of the Company and any Company Subsidiary which are or become payable at or prior to the Effective Time as a result of the consummation of the transactions contemplated hereby.  Notwithstanding anything to the contrary above, costs, expenses and payments expressly referred to in Section 6.06(d) or 6.06(e) and the proviso to the last sentence of Section 6.06(a) shall not be deemed Transaction Expenses.

“Trustee” means the Law Debenture Trust Company of New York, as trustee.

“Voting Agreement” means the agreement dated as of the date hereof among the DLJ Entities and Buyer.

“Voting Common Shares” means shares of Voting Common Stock.

“Voting Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

“Warrant Agreement” means the Warrant Agreement dated as of April 29, 2004 between the Company and Law Debenture Trust Company of New York, as warrant agent.

“Warrant Consideration” means, in respect of any Company Warrant, the amount in cash, without interest, determined by multiplying (i) the excess of the Share Consideration over the exercise price of such Company Warrant by (ii) the number of Voting Common Shares such holder could have purchased upon exercise of such Company Warrant in full immediately prior to the Effective Time.

(b)                   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Amendments	6.06(b)
Buyer	Preamble
Buyer DC Plan	7.05(b)
Certificate of Merger	2.02
Claimant	11.10(a)
Closing	2.02
Closing Cash Statement	2.12(a)
Closing Statements	2.12(a)
Closing Working Capital Statement	2.12(a)
Common Stock Increase	2.13(b)
Common Stock Reduction	2.13(a)
Company	Preamble
Company Intellectual Property Rights	3.15(b)
Company Securities	3.05(b)
Company Subsidiary Securities	3.07(b)
Company Warrants	3.05(a)
Consent Solicitation	6.06(b)
Current Representation	11.06(a)
Debt Offer	6.06(a)
Designated Person	11.06(a)
Discharge/Defeasance	6.06(e)
Dispute	11.09
DLJMB	Preamble
Effective Time	2.02
Escrow Fund	2.05(a)

Term	Section
Estimated Closing Cash	2.11
Estimated Working Capital	2.11
Excess Amount	2.13(b)
Financing	5.05
Financing Commitments	5.05
Foreign Employee Plan	3.20(g)
Governmental Body	8.01
Indemnified Person	7.10(a)
Indenture	6.06(b)
Licenses and Permits	3.13(b)
Merger	2.01(a)
MergerCo	Preamble
Mueller Acquisition Agreement	3.22
Neutral Arbitrator	2.12(c)
Notice of Claim	11.10(a)
Offer Documents	6.06(a)
Payment Fund	2.05(a)
Permitted Liens	3.14(a)(vi)
Post-Closing Representation	11.06(a)
Requisite Consent	6.06(b)
Respondent	11.10(a)
Returns	3.18(a)
Rules	11.10(c)
Second Priority Note	6.06(a)
Share Certificates	2.05(b)
Share Consideration	2.04(i)
Shortfall Amount	2.13(a)
Stockholder Approval	6.04
Stockholders’ Representative	6.05
Surviving Corporation	2.01(a)
Taxing Authority	1.01(a)
Tender Offer	7.08
Title IV Plan	3.20(b)
Transferred Employees	7.03(a)
Tyco Indemnity	3.22
Tyco US	3.22
Union Employees	7.03(b)
WARN	8.07
Warrant Certificates	2.07(a)

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this

Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice,” whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
THE MERGER

Section 2.01.  The Merger.  (a) Upon the terms and subject to the conditions hereof, at the Effective Time, MergerCo shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of MergerCo shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)                   From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and MergerCo, all as provided under Delaware Law.

Section 2.02.  Closing; Effective Time.  Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017, as soon as practicable, but in no event later than 10:00 a.m., New York City time, on the second business day after the date on which each of the conditions set forth in Article 9 has been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as MergerCo and the Company may mutually agree.  At the Closing, MergerCo and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in the form required by and executed in accordance with the applicable provisions of Delaware Law.  The Merger shall become effective as of the date and time of such filing or such other time after such filing as MergerCo and the Company shall agree in the Certificate of Merger (the “Effective Time”).

Section 2.03.  Certificate of Incorporation; Bylaws; Directors and Officers.  (a) At the Effective Time, and without any further action on the part of the Company or MergerCo, the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation and thereafter may be amended or repealed in accordance with applicable law.

(b)                                 The bylaws of the Company shall become, from and after the Effective Time, the bylaws of the Surviving Corporation, until thereafter amended or repealed as provided therein or in the certificate of incorporation of the Surviving Corporation and in accordance with applicable law.

(c)                                  The directors of MergerCo and the officers of the Company immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers, respectively, of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.

Section 2.04.  Conversion of Shares.  At the Effective Time:

(i)                  except as otherwise provided in Section 2.04(ii), each Share shall be converted into the right to receive an amount, calculated as set forth in Schedule 2.04 and adjusted pursuant to the procedures set forth in Sections 2.11, 2.12 and 2.13 (such adjusted amount, the “Share Consideration”), in cash without interest, except as contemplated by Section 4 of the Escrow Agreement;

(ii)               each Share held by the Company as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(iii)            each share of common stock of MergerCo outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.05.  Surrender and Payment.  (a)  At Closing, in addition to making the payments set forth in Section 7.09, Buyer or MergerCo shall deposit, or shall cause to be deposited (x) with the Company, in a separate account established for the benefit of the holders of Shares and Company Warrants (the “Payment Fund”), by wire transfer of immediately available funds, an amount equal to the estimate of the aggregate Share Consideration furnished pursuant to Section 2.11 and the estimate of the aggregate Warrant Consideration furnished pursuant to Section 2.11, less the Escrow Amount, and (y) with the Escrow Agent, in a separate account established pursuant to the Escrow Agreement for the benefit of the holders of Shares and Company Warrants (the “Escrow Fund”), by wire transfer of immediately available funds, the Escrow Amount.  Neither the Payment Fund nor the Escrow Fund shall be used for any purpose except as expressly provided in this Agreement and in the Escrow Agreement.

(b)                                 Each holder of Shares that have been converted into the right to receive the applicable Share Consideration will be entitled to receive upon surrender to the Surviving Corporation of certificates representing Shares (the “Share Certificates”), together with a properly completed letter of transmittal, the Share Consideration for each Share represented by such Share Certificate, in the manner and at the times set forth in Sections 2.05(c) and 2.13.  Until so surrendered, each such Share Certificate shall represent after the Effective Time for all purposes only the right to receive such Share Consideration.

(c)                                  Payment of the applicable Share Consideration shall be effected in the following manner:

(i)                                     If any holder of record of any Shares surrenders such holder’s Share Certificate(s), together with a properly completed letter of transmittal, to the Surviving Corporation at the Effective Time, or thereafter but prior to the determination of Final Working Capital, then such holder shall receive (A) payment of the applicable Initial Payment for such Shares, if surrendered at the Effective Time, at the Closing, or, if surrendered after the Effective Time, on the second business day after such surrender, and (B) the applicable Final Payment for such Shares in accordance with Section 2.13, in each case in immediately available funds by wire transfer to an account designated by such holder in the letter of transmittal.

(ii)                                  If any holder of record of any Shares surrenders such holder’s Share Certificate(s), together with a properly completed letter of transmittal, to the Surviving Corporation after the determination of Final Working Capital, then such holder shall be entitled to receive payment of the Share Consideration for each such Share on the second business day after such surrender in immediately available funds by wire transfer to an account designated by such holder in the letter of transmittal.

No later than two business days prior to the date on which the Closing is scheduled to occur, the Company shall send to each holder of Shares a letter of transmittal for use in exchanging such Shares for the applicable Share Consideration. The letter of transmittal shall be in form and substance reasonably acceptable to Buyer.

(d)                                 If any portion of the applicable Share Consideration is to be paid to a Person other than the Person in whose name the surrendered Share Certificate is registered, it shall be a condition to such payment that the Share Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Surviving Corporation any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Share Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

(e)                                  After the Effective Time, there shall be no further registration of transfers of Shares.  If, after the Effective Time, Share Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable Share Consideration.  For purposes of such exchange, the canceled Shares shall be deemed surrendered pursuant to Section 2.05(c) as of the date presented to the Surviving Corporation.

(f)                                    Any amount in the Payment Fund and the Escrow Fund (and any interest or other income earned thereon) that remains unclaimed by the Stockholders and the holders of the Company Warrants after the later of (i) the determination of the Final Working Capital and Final Closing Cash and (ii) a period of 12 months immediately following the Effective Time shall be returned to the Surviving Corporation, and any holder who has not exchanged its Shares for the applicable Share Consideration and any holder who has not exercised its Company Warrants for the applicable Warrant Consideration prior to such time shall thereafter look only to the Surviving Corporation for payment thereof without any interest thereon.  Any portion of the aggregate Share Consideration (and any interest or other income earned thereon) that remains unclaimed by the Stockholders on the second anniversary of the date on which the Effective Time occurs (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the

Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.  Any portion of the aggregate Warrant Consideration that remains unclaimed by the holders of Company Warrants at 5:00 p.m., New York City time, on April 15, 2014 shall become, to the extent permitted by applicable law and the provisions of the Warrant Agreement, the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.06.  Dissenting Shares.  Notwithstanding Sections 2.04 and 2.05, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the applicable Share Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal.  If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the applicable Share Consideration, to be paid as provided in Section 2.05(c).  The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.07.  Warrants.  (a) At or after the Effective Time, upon the exercise of any Company Warrant by any holder thereof and upon such holder’s surrender of such holder’s certificates representing such Company Warrants (the “Warrant Certificates”) to the Surviving Corporation, in each case in accordance with the provisions of the Warrant Agreement, Buyer shall, or shall cause the Surviving Corporation to, deliver to such holder the applicable Warrant Consideration, in the manner and at the times set forth in Sections 2.07(b) and 2.13.

(b)                                 Payment of the applicable Warrant Consideration shall be effected in the following manner:

(i)             If any holder of any Company Warrants exercises such Company Warrants, and surrenders such holder’s Warrant Certificate(s) therefor to the Surviving Corporation at the Effective Time, or thereafter but prior to the determination of the Final Working Capital, then such holder shall receive (A) payment of the applicable Initial Payment for such Company Warrants, if surrendered at the Effective Time, at the Closing, or, if surrendered after the Effective Time, on the second business day after such surrender, and (B) the applicable Final Payment for such

Company Warrants in accordance with Section 2.13, in each case in immediately available funds by wire transfer to an account designated by such holder in writing at the time of surrendering such Warrant Certificate(s).

(ii)          If any holder of Company Warrants exercises such Company Warrants, and surrenders such holder’s Warrant Certificate(s) therefor to the Surviving Corporation after the determination of the Final Working Capital, then such holder shall be entitled to receive payment of the applicable Warrant Consideration for such Company Warrants on the second business day after such surrender in immediately available funds by wire transfer to an account designated by such holder in writing at the time of surrendering such Warrant Certificate(s).

Section 2.08.  Adjustments.  If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the applicable Share Consideration and the applicable Warrant Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.09.  Withholding Rights.  The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.  If the Surviving Corporation so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Warrants in respect of which the Surviving Corporation made such deduction and withholding.

Section 2.10.  Lost Share Certificates.  If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and such indemnification or other undertakings as may be reasonably requested by the Surviving Corporation, the Surviving Corporation will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable Share Consideration to be paid in respect of the Shares represented by such Share Certificate, as contemplated by this Article 2.

Section 2.11.  Estimate of Share Consideration.  No later than five (5) business days prior to the date on which the Closing is scheduled to occur, the Company shall furnish to Buyer a statement, prepared in reasonable detail, reflecting the Company’s good faith estimate of Closing Working Capital (the “Estimated Working Capital”) and the Company’s good faith estimate of Closing Cash (the “Estimated Closing Cash”), in each case determined in accordance with the definitions thereof.  The Company shall also deliver to Buyer its estimated calculation of the Share Consideration, the Warrant Consideration and the Per Share Escrow Amount.  Such calculations shall be made by applying the Estimated Working Capital, the Estimated Closing Cash and the amounts reflected on the pay-off letter from the Administrative Agent under the Senior Credit Agreement delivered pursuant to Section 7.09 and the amounts of Transaction Expenses to the methodology set forth in Schedule 2.04.  Buyer and the Company shall cooperate and negotiate in good faith to resolve any dispute regarding the Estimate Closing Cash prior to Closing; provided that if any such item of dispute is not resolved by agreement in writing between Buyer and the Company not less than two (2) business days prior to the Closing, then the Company’s estimate of such disputed items, together with the resolved items, shall be the final estimates.

Section 2.12.  Closing Working Capital.  (a) As promptly as practicable, but no later than 60 days after the Closing, the Surviving Corporation will cause to be prepared and delivered to the Stockholders’ Representative (i) a statement setting forth the Surviving Corporation’s calculation of Closing Working Capital (the “Closing Working Capital Statement”), and (ii) a statement setting forth the Surviving Corporation’s calculation of Closing Cash (the “Closing Cash Statement” and together with the Closing Working Capital Statement, the “Closing Statements”), in each case determined in accordance with the definitions thereof.  The Closing Statements shall (i) be signed by the Surviving Corporation’s chief financial officer, (ii) fairly present the Closing Working Capital and Closing Cash, each in accordance with the definitions thereof, and (iii) the Closing Working Capital Statement shall specifically identify the respective amounts of inventories, accounts receivable, prepaid expenses and other current assets (and, in each case, any allowances or reserves therefor) and accounts payable, accrued expenses and other current liabilities used for the Surviving Corporation’s calculation of Closing Working Capital.

(b)                                 If the Stockholders’ Representative disagrees with the Surviving Corporation’s calculation of Closing Working Capital or Closing Cash delivered pursuant to Section 2.12(a), the Stockholders’ Representative may, within 30 days after receipt of the Closing Statements, deliver a written notice to the Surviving Corporation and Buyer disagreeing with such calculation and setting forth the Stockholders’ Representative’s calculation of such amount.  Any such notice of disagreement shall specify those items or amounts as to which the Stockholders’ Representative disagrees, and the Stockholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the relevant Closing Statement and the Surviving Corporation’s calculation of Closing Working

Capital or Closing Cash, as the case may be, and such agreed items and amounts shall be final and binding upon the parties.  If the Stockholders’ Representative fails to deliver such a written notice within such 30 day period, the Surviving Corporation’s calculation of Closing Working Capital and Closing Cash, respectively, shall be final and binding upon the parties.

(c)                                  If a notice of disagreement shall be duly delivered pursuant to Section 2.12(b), the Stockholders’ Representative, Buyer and the Surviving Corporation shall, during the 30 days following such delivery, use all reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital or Closing Cash, as the case may be.  Any written agreement by Buyer, the Surviving Corporation and the Stockholders’ Representative resolving any disputed items or amounts during such period or any mutually agreed extension thereof shall be final and binding upon the parties.  If, during such period or any mutually agreed extension thereof, the Stockholders’ Representative, Buyer and the Surviving Corporation are unable to reach such agreement, they shall promptly thereafter cause Ernst & Young LLP or such other nationally recognized accounting firm agreed to among the parties (the “Neutral Arbitrator”) promptly to review this Section 2.12 and the disputed items or amounts for the purpose of calculating Closing Working Capital or Closing Cash, as the case may be.  In making such calculation, the Neutral Arbitrator shall act as an arbitrator and shall consider only those items or amounts in the Surviving Corporation’s calculation of Closing Working Capital or Closing Cash, as the case may be, as to which the Stockholders’ Representative has disagreed.  The Neutral Arbitrator shall make its determination based solely on the presentations and supporting materials provided by the parties and not pursuant to any independent review.  The Neutral Arbitrator shall deliver to the Stockholders’ Representative, Buyer and the Surviving Corporation, as promptly as practicable, a written report setting forth such calculation.  Such report shall be final and binding upon the Stockholders’ Representative, Buyer and the Surviving Corporation, and judgment may be entered on the award.  The fees and expenses of the Neutral Arbitrator shall be allocated to and paid by the Buyer and Stockholders’ Representative in the same proportion that the aggregate amount of the disputed items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by such party (as finally determined by the Neutral Arbitrator) bears to the total amount of such disputed items so submitted; provided that such fees and expenses of the Neutral Arbitrator allocable to and payable by the Stockholders’ Representative may be paid by the Stockholders’ Representative from the Escrow Fund.

(d)                                 Buyer and the Surviving Corporation agree that they will, and Buyer will cause its Subsidiaries to, and Buyer agrees to use reasonable efforts to cause its and the Surviving Corporation’s respective independent accountants to, cooperate and assist the Stockholders’ Representative in the review of the Closing

Statements, including without limitation, the making available of books, records, work papers and personnel; provided that any such access shall not unreasonably interfere with the conduct of the business of the Surviving Corporation or its Subsidiaries.  If any party fails to submit a statement regarding any disputed item submitted to the Neutral Arbitrator within the time determined by the Neutral Arbitrator (which shall take into account the proviso in the immediately preceding sentence) or otherwise fails to give the Neutral Arbitrator access as reasonably requested, then the Neutral Arbitrator shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Arbitrator by Buyer, the Surviving Corporation and the Stockholders’ Representative.

Section 2.13.  Adjustment of Share Consideration and Warrant Consideration.  (a)  If the sum of Estimated Working Capital and Estimated Closing Cash exceeds the sum of Final Working Capital and Final Closing Cash (the amount of such excess being referred to as the “Shortfall Amount”), then (i) the Share Consideration shall be reduced by an amount equal to the Shortfall Amount (not to exceed the Escrow Amount) divided by the Full Dilution Number (the “Common Stock Reduction”) and (ii) the Warrant Consideration for each Company Warrant shall be reduced by the product of the Common Stock Reduction and the number of Voting Common Shares issuable upon exercise of such Company Warrant.  No Stockholder or holder of Company Warrants shall have any liability to the Surviving Corporation or to Buyer for any amount by which the Shortfall Amount may exceed the Escrow Amount.

(b)                                 If the sum of Final Working Capital and Final Closing Cash exceeds the sum of Estimated Working Capital and Estimated Closing Cash (the amount of such excess being referred to as the “Excess Amount”), then (i) the Share Consideration shall be increased by an amount equal to the Excess Amount divided by the Full Dilution Number (the “Common Stock Increase”) and (ii) the Warrant Consideration shall be increased by the product of the Common Stock Increase and the number of Voting Common Shares issuable upon exercise of such Company Warrant.

(c)                                  Promptly following determination of Final Working Capital and Final Closing Cash, each holder of any Shares that has previously surrendered Share Certificate(s) therefor pursuant to Section 2.05(c), and each holder of Company Warrants that has previously exercised such Company Warrants and surrendered the Warrant Certificate(s) pursuant to Section 2.07, shall be entitled to prompt payment of the applicable Final Payment, if any, in respect thereof from the Surviving Corporation.  To the extent funds are available in the Escrow Fund, the Surviving Corporation may cause payment of the Final Payment to be made in accordance with Section 5 of the Escrow Agreement.  If there is no Excess Amount, or if the Excess Amount is less than the amounts in the Escrow Fund, Buyer shall be entitled to receive the amounts remaining in the Escrow

Fund after the payment of the applicable Final Payment.  If for any reason the Payment Fund and the Escrow Fund are inadequate to pay all amounts to which the holders of Shares and Company Warrants shall be entitled, pursuant to this Agreement, Buyer and the Surviving Corporation shall be jointly and severally liable for payment thereof.  Buyer and the Stockholders’ Representative each agrees to instruct the Escrow Agent to make disbursements from the Escrow Fund consistent with the provisions of this Section 2.13.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as specifically set forth in the SEC Documents filed with or furnished to the SEC prior to the date hereof or (ii) as set forth in a section of the Schedules hereto that corresponds to a section of this Article 3, the Company represents and warrants to Buyer as of the date hereof (except for representations and warranties that are made as of a specific date) that:

Section 3.01.  Corporate Existence and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has made available to Buyer a true and complete copy of its certificate of incorporation and bylaws as in effect on the date hereof.  The Company has made available to Buyer complete and accurate copies of minutes of all meetings of the directors or stockholders of the Company held after August 16, 1999 and all resolutions passed or other actions taken by the board of directors and the stockholders of the Company after August 16, 1999.

Section 3.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated to be consummated by it hereby and thereby are within its corporate powers and authority.  The execution and delivery of this Agreement and the Escrow Agreement, the performance of the obligations under this Agreement and the Escrow Agreement required to be performed by the Company and the consummation of the transactions contemplated to be consummated by it under this Agreement, other than the Merger, and by the Escrow Agreement have been, and, assuming receipt of the requisite approval of the Company’s stockholders, the Merger, will be at the Effective Time, duly authorized by all necessary corporate action on the part of the Company.  This Agreement constitutes, and the Escrow Agreement when executed and delivered will constitute, a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)                                 The Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated to be consummated by the Company hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved this Agreement and the Escrow Agreement and the transactions contemplated to be consummated by it hereby and thereby, and (iii) unanimously resolved to recommend adoption of this Agreement by its stockholders.  The affirmative vote of a majority of the Voting Common Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement.

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated to be consummated by the Company hereby and thereby require no approval of, action by or in respect of, notice to, or filing with, any governmental body, agency or official other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act or any other applicable securities laws, and (iv) any such approval, action, notice or filing as to which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated to be consummated by the Company hereby and thereby do not and will not (i) assuming receipt of requisite approval of the Company’s stockholders, violate the certificate of incorporation, bylaws or similar organizational documents of the Company or any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) except as disclosed in Schedule 3.04 or as to matters which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, require any consent or other action by, or notice to, any Person under, constitute a breach or default under (with or without notice or lapse of time), or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any agreement or other instrument binding upon the Company or any Company Subsidiary or any of their assets, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, except for any Permitted Liens.

Section 3.05.  Capitalization.  (a) The authorized capital stock of the Company consists of 400,000,000 Voting Common Shares, 150,000,000 Non-Voting Common Shares and 50,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there are outstanding 131,208,998 Voting Common Shares, 89,343,699 Non-Voting Common Shares, no shares of preferred stock of the Company and warrants to purchase 24,487,383 Voting Common Shares (the “Company Warrants”).

(b)                                 All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and free and clear of any preemptive rights.  Except as described in Section 3.05(a) and on Schedule 3.05, and changes after the date hereof resulting from the exercise of any Company Warrants outstanding on the date hereof, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”), (iv) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire, or issue, sell or otherwise transfer, any Company Securities or (v) “phantom” stock or other commitments of the Company that provide any right to receive benefits similar to Company Securities.

Section 3.06.  Ownership of Shares.  As of the date hereof, all of the outstanding Voting Common Shares and Non-Voting Common Shares are owned of record by the holders, and in the respective amounts, set forth in Schedule 3.06.

Section 3.07.  Company Subsidiaries.  (a) Each Company Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or limited liability company powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Company Subsidiary is duly qualified to do business as a foreign corporation where such qualification is necessary, and is in good standing in each such jurisdiction, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All Company Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 3.07.

(b)                                 Except as disclosed in Schedule 3.07, all of the outstanding capital stock or other equity securities of each Company Subsidiary is owned by the Company, directly or indirectly, is duly authorized, validly issued, fully paid and nonassessable, free and clear of any Lien or preemptive rights.  Except as disclosed in Schedule 3.07, there are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Company Subsidiary, (ii) options, warrants or other rights to acquire from the Company or any Company Subsidiary, or other obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Company Subsidiary (the items in clauses 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the “Company Subsidiary Securities”), (iii) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities or (iv) “phantom” stock or other commitments of such Company Subsidiary that provide any right to receive benefits similar to Company Subsidiary Securities.

(c)                                  Except for the joint venture agreements set forth in Schedule 3.11, the Company and the Company Subsidiaries do not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other Person.

Section 3.08.  SEC Documents; Financial Statements.  (a) The Company and Mueller Group have each filed all SEC Documents required to be filed under the 1934 Act since August 11, 2004, when the Company and Mueller Group first became required to make such filings.  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC thereunder, and none of the reports included in the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company and Mueller Group included in the SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting policies and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q).

(b)                                 The audited consolidated balance sheet as of September 30, 2004 and the related audited consolidated statements of income and cash flows for the year ended September 30, 2004 and the Balance Sheet and the related unaudited interim consolidated statements of income and cash flows for the three months ended April 2, 2005 of the Company and the Company Subsidiaries fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 3.09.  Absence of Certain Changes.  Except as disclosed in Schedule 3.09 and as may have been affected by acts permitted by Section 6.01 hereof, or consented to by Buyer in writing hereunder, since March 31, 2005, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course and there has not been:

(a)                                  any event, change, circumstance, or effect which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of the Company or any Company Subsidiary;

(c)                                  any amendment of any material term of any outstanding security of the Company or any Company Subsidiary;

(d)                                 any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money or any assumption or guarantee by the Company or any Company Subsidiary of any debt, liability or other obligation of any Person (other than the Company or any Company Subsidiary), in either case other than in the ordinary course of business;

(e)                                  any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments made in the ordinary course of business;

(f)                                    any investment in, or acquisition of any assets or properties from, any Person by the Company or any Company Subsidiary, in each case in excess of $5,000,000;

(g)                                 any sale, lease, license or other disposition of any material assets or property of the Company and its Subsidiaries, in each case in excess of $5,000,000;

(h)                                 any change in any method of accounting or accounting policy by the Company or any Company Subsidiary except for any such change required by reason of a concurrent change in generally accepted accounting principles;

(i)                                     any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any current or former director, consultant or employee of the Company or any Company Subsidiary (or any amendment to any such existing agreement), (ii) grant of any severance pay to any current or former director, consultant or employee of the Company or any Company Subsidiary, or (iii) increase in compensation or other benefits payable to any current or former director, consultant or employee of the Company or any Company Subsidiary pursuant to any severance or retirement plans or policies thereof, in the case of each of (i), (ii) and (iii) other than in the ordinary course of business or (iv) establishment, adoption, entrance into, amendment or termination of any Employee Plan or collective bargaining agreement (other than as may be required by the terms of an existing Employee Plan or collective bargaining agreement, or as may be required by applicable law or in order to qualify under Sections 401 and 501 of the Code);

(j)                                     any material Tax election made or changed, any material method of Tax accounting changed, any material amended Returns or claims for material Tax refunds filed, any material closing agreement entered into, any extension of a statute of limitations agreed to, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered;

(k)                        any capital expenditure project approved by the Company in excess of $1,000,000;

(l)                           any disposal or lapse of any rights in, to or for the use of any material patent, trademark, trade name or copyright of the Company or any Company Subsidiary, except in each case not in the ordinary course of business;

(m)                     any revaluation by the Company or any Company Subsidiary of any of its assets, including writing down the value of goodwill or inventory or writing off notes or accounts receivable, in an amount in excess of $1,000,000 in the aggregate, other than in the ordinary course of business; or

(n)                       any cancellation of a material debt (including cancellation, compromise, release or assignment of material indebtedness owed to the Company or any Company Subsidiary) in each case in an amount in excess of $1,000,000.

Section 3.10.                             No Undisclosed Material Liabilities.  There are no liabilities of the Company or any Company Subsidiary of any kind (absolute, accrued, contingent or otherwise), other than:

(a)                        liabilities provided for in the Balance Sheet or disclosed in the notes thereto and for which an adequate reserve has been made;

(b)                       liabilities disclosed on Schedule 3.10;

(c)                        liabilities incurred in the ordinary course of business since the Balance Sheet Date and not in violation of this Agreement; or

(d)                       other undisclosed liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11.  Material Contracts.  (a)  Except as disclosed in Schedule 3.11 or as made available in accordance with Section 3.20 or entered into after the date hereof in the ordinary course of business and in compliance with Section 6.01, neither the Company nor any Company Subsidiary is a party to or bound by:

(i)                                     any lease (whether of real or personal property) providing for annual rental payments of $250,000 or more, or $2,500,000 or more in the aggregate, in either case, that cannot be terminated on not more than 30 days’ notice by the Company or any Company Subsidiary without payment or incurrence of any material penalty or cost;

(ii)                                  any agreement (other than purchase orders, work orders and similar instruments) for the purchase by the Company or any Company Subsidiary of materials, supplies, goods, services, equipment or other assets requiring annual payments of $1,000,000 or more, or requiring future payments of $10,000,000 or more in the aggregate from the date hereof, that cannot be terminated on not more than 90 days’ notice by the Company or any Company Subsidiary without payment or incurrence of any material penalty or cost;

(iii)                               any sales, distribution or other similar agreement (other than purchase orders, work orders and similar instruments) for the sale by the Company or any Company Subsidiary of materials, supplies, goods, services, equipment or other assets requiring annual payments of $1,000,000 or more, or requiring future payments of $10,000,000 or more in the aggregate from the date hereof, that cannot be terminated on not more than 90 days’ notice;

(iv)                              any material partnership, joint venture or other similar agreement or arrangement;

(v)                                 any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) that has been consummated subsequent to August 16, 1999;

(vi)                              any agreement relating to indebtedness for borrowed money (other than intra-company borrowings) or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $250,000 or (B) entered into subsequent to the date of this Agreement as permitted by Section 6.01;

(vii)                           any agreement that limits the freedom of the Company or any Company Subsidiary to compete in any line of business or with any Person or in any area in any material respect;

(viii)                        any agreement with any DLJ Entity or any officer of the Company;

(ix)                                any material agreement relating to Intellectual Property Rights; or

(x)                                   any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Company Subsidiaries, taken as a whole.

(b)                       Except as disclosed in Schedule 3.11, each agreement, contract, plan, lease, license, arrangement or commitment required to be disclosed pursuant to this Section 3.11 is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party thereto is, or is alleged by the Company or any other party to the agreement to be, in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, license, arrangement or commitment, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time, would constitute any event of default thereunder, except for any such defaults or breaches which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has made available to Buyer true and complete copies of each such agreement, contract, plan, lease, license, arrangement or commitment, except for any such failures to provide any such copies that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12.  Litigation.  Except as disclosed in Schedule 3.12 and except for matters that are in the Knowledge of Buyer, there is no action, suit, investigation or proceeding (other than any action, suit, investigation or proceeding relating to environmental matters, the sole representation concerning which is contained in Section 3.21) pending against, or to the Knowledge of the Company, threatened against, the Company or any Company Subsidiary or any of their respective properties that would reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect or (ii) result in monetary damages in excess of $1,000,000 or (iii) result in the imposition of material injunctive relief against the Company or any Company Subsidiary or any of their respective properties.  There are no orders, judgments, injunctions or decrees currently in force against the Company or any Company Subsidiary or any of their respective properties, except for such orders, judgments, injunctions or decrees that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13.  Compliance with Laws and Court Orders.  (a)  Except as disclosed in Schedule 3.13 and except for matters that are in the Knowledge of Buyer, neither the Company nor any Company Subsidiary is in violation of or, has violated since June 17, 2002 or, to the Knowledge of the Company, is under investigation with respect to or threatened to be in violation of, any applicable law, rule, regulation, judgment, injunction, order or decree (other than Environmental Laws, the sole representation concerning which is contained in Section 3.21), except for such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                       Except as disclosed on Schedule 3.13 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) the Company and the Company Subsidiaries own, hold or possess all licenses, franchises, permits, approvals and other governmental authorizations (collectively, “Licenses and Permits”) necessary to entitle them to own or lease, operate and use their respective properties and to carry on and conduct in their respective businesses, (ii) the Company and the Company Subsidiaries are not in violation of or in default under any Licenses and Permits, (iii) all Licenses and Permits of the Company and the Company Subsidiaries are valid and in full force and effect, and (iv) no claim, demand, action, suit, proceeding or arbitration is pending, nor to the Knowledge of the Company is threatened, to suspend, revoke, revise, restrict, terminate or declare invalid any of the Licenses and Permits, in each case of (i)-(iv) other than Licenses and Permits related to or required under any Environmental Laws, the sole representation concerning which is contained in Section 3.21.

Section 3.14.  Properties.  (a)  The Company and the Company Subsidiaries have good title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) that are necessary for the conduct of their businesses as currently conducted, including all such property and assets reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business or where the failure to have such good title or valid leasehold interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  None of such property or assets is subject to any Lien, except:

(i)                                     Liens and other matters described in or by reference in Schedule 3.14;

(ii)                                  Liens disclosed on the Balance Sheet or in the notes thereto or securing liabilities reflected on the Balance Sheet or in the notes thereto;

(iii)                               Liens for taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith and for which adequate reserves have been made on the Balance Sheet;

(iv)                              mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith and for which adequate reserves have been made on the Balance Sheet;

(v)                                 in the case of leased or subleased properties and assets, Liens and other matters affecting the lessors’ or prior lessors’ interests in such properties and assets; or

(vi)                              other Liens and matters that do not, individually or in the aggregate, materially adversely affect the current use or value (and, in the case of owned property or assets, the ownership) of such property or asset as currently used by the Company or any Company Subsidiary (paragraphs (i)-(vi) of this Section 3.14 are, collectively, the “Permitted Liens”).

(b)        All material tangible real and personal property used by the Company and the Company Subsidiaries in the conduct of their businesses are in sufficiently good operating condition and repair, considering age and service thereof and subject to ordinary wear and tear, to permit their continued use in connection with the conduct of such businesses as currently conducted.

(c)        The Company has made available to Buyer a list of all real property used or held for use by the Company and the Company Subsidiaries that the Company or any Company Subsidiary owns, leases, operates or subleases and all title insurance policies and surveys with respect thereto held by the Company or any Company Subsidiary.  There are no pending or, to the Knowledge of the Company, threatened material condemnation proceedings, lawsuits or administrative actions relating to any material real property or other casualty materially affecting and adversely impairing the current use, occupancy or value thereof.

Section 3.15.  Intellectual Property.  (a) Schedule 3.15 contains a list of all material registered Intellectual Property Rights and applications therefor owned by the Company or any Company Subsidiary.

(b)                       Except as disclosed in Schedule 3.15, there is no action, suit, claim, demand, arbitration, investigation or proceeding pending, or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary (i) challenging or seeking to deny or restrict the rights of the Company or any Company Subsidiary in any Intellectual Property Right owned by the Company or any Company Subsidiary (“Company Intellectual Property Rights”), or (ii) alleging that the Company or any Company Subsidiary have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, in each case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                        To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property Right,

and to the Knowledge of the Company, the Company and the Company Subsidiaries are not infringing, misappropriating or otherwise violating any Intellectual Property Rights of any third party, in each case other than infringements, misappropriations or violations which have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                       No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any Company Subsidiary, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Material Adverse Effect.

(e)                        The Company and the Company Subsidiaries own or have a valid license to use, free and clear of any Lien other than Permitted Liens, all Intellectual Property Rights necessary to carry on their respective businesses as currently conducted except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)                          The Company and the Company Subsidiaries have made all commercially reasonable efforts to preserve and maintain their material Intellectual Property Rights and their ownership rights therein except where such preservation and maintenance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16.  Insurance Coverage.  The Company has made available to Buyer a list of, and copies of, all currently effective material insurance policies, insurance binders and fidelity bonds for the benefit of or relating to the assets, business, operations, employees, officers or directors of the Company and the Company Subsidiaries.  Except as set forth in Schedule 3.16, there are no material claims by the Company or any Company Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All such material policies are valid and in full force and effect and all premiums with respect thereto covering all periods up to the date hereof have been timely paid.

Section 3.17.  Finders’ Fees; Transaction Expenses.  (a)  Except for Credit Suisse First Boston and Goldman, Sachs & Co., whose fees will be paid by Mueller Group and the Company, respectively, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(b)                       Schedule 3.17 sets forth the names of all Persons which, to the Knowledge of the Company, have sought, or will be seeking, payment for Transaction Expenses.

Section 3.18.  Tax.  Except as set forth in the Balance Sheet (including the notes thereto) or on Schedule 3.18:

(a)                                  all Tax returns, statements, reports and forms (collectively, the “Returns”) that are material and required to be filed with any Taxing Authority at or before the Effective Time with respect to any Pre-Closing Tax Period by, or with respect to, the Company or any Company Subsidiary have been, or will be, timely filed at or before the Effective Time;

(b)                                 the Company and the Company Subsidiaries have timely paid all Taxes shown as due and payable on the Tax Returns that have been filed;

(c)                                  the Returns that have been filed are, and all Returns that are required to be filed at or before the Effective Time shall be, true, correct and complete in all material respects;

(d)                                 neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return, and there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes against the Company or any Company Subsidiary;

(e)                                  the charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected on the books of the Company and the Company Subsidiaries are adequate to cover material Tax liabilities accruing through the end of the last period for which the Company and the Company Subsidiaries ordinarily record items on their respective books;

(f)                                    neither the Company nor any Company Subsidiary has incurred a Tax liability from the Balance Sheet Date other than a Tax liability in the ordinary course of business;

(g)                                 there is no action, suit, proceeding, investigation, audit or claim now in progress or pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax;

(h)                                 each of the Company and the Company Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

(i)                                     no claim in writing has been made by a Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is subject to taxation by that jurisdiction;

(j)                                     neither the Company nor any Company Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes, and neither the Company nor any Company Subsidiary has any liability for Taxes of any person (other than the Company or Company Subsidiary) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise;

(k)                                  neither the Company nor any Company Subsidiary has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 or Section 361 of the Code is applicable;

(l)                                     neither the Company nor any Company Subsidiary has entered into any transactions that are or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local law); and

(m)                               neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i)(A) change in method of accounting either imposed by the Internal Revenue Service or voluntarily made by the Company or any Company Subsidiary on or prior to the date hereof, or (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign income Tax law), executed or agreed to on or prior to the date hereof, (ii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax law) or (iii) installment sale or open transaction disposition made on or prior to the Effective Time.

Section 3.19.  Employees.  Schedule 3.19 sets forth a list of the names, titles, annual salaries and incentive compensation of all officers of the Company and the Company Subsidiaries and all other employees of the Company and the Company Subsidiaries whose annual base salary exceeds $200,000.

Section 3.20.  Employee Plans.  (a) The Company has listed on Schedule 3.20(a) all Employee Plans and has made available to Buyer complete copies of each material Employee Plan and all amendments (and any amendments proposed as of the date hereof) thereto, together with the most recent annual report and actuarial report, if applicable, prepared in connection therewith.

(b)                       Except as set forth in Schedule 3.20(b), as of December 31, 2004, the fair market value of the assets of each Employee Plan subject to Title IV of ERISA (other than a “multiemployer plan,” as defined in Section 3(37) of ERISA) (a “Title IV Plan”) (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under such Title IV Plan determined using the assumptions used for plan funding purposes.  No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived.  No “reportable event,” within the meaning of Section 4043 of ERISA, other than a “reportable event” that would not reasonably be expected to have a Material Adverse Effect, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan.  Neither the Company nor any ERISA Affiliate thereof has incurred, or reasonably expects to incur prior to the Effective Time, (i) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (ii) any liability under Section 4971 of the Code that in either case could become a liability of Buyer or any of its ERISA Affiliates after the Effective Time.

(c)                        The Company or the Company Subsidiaries make contributions to multiemployer plans that are pension plans covered by Subtitle E of Title IV of ERISA, and with respect to any such multiemployer plan, except as set forth in Schedule 3.20(c):  (i) none of the Company or the Company Subsidiaries has incurred any material liability in respect of any withdrawal liability under Title IV of ERISA nor does it reasonably expect to incur such liability if, as of the Effective Time, the Company, the Company Subsidiaries or the Surviving Corporation were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such multiemployer plan; and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

(d)                       Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued.  The Company has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.  Other than as disclosed in Schedules 3.20(b), 3.20(c), 3.20(e), 3.20(f) and 3.20(g), no events have occurred with respect to any Employee Plan that has resulted or would be reasonably likely to result in payment or assessment by or against the Company or its Company Subsidiaries of any material excise taxes or other material liability imposed by ERISA, the Code or other applicable laws, rules and regulations, either directly or by reason of their affiliation with an ERISA Affiliate (the definition of which, for purposes of this Section 3.20(d), shall disregard the proviso carving out the DLJ Entities or any of their Affiliates), other than any obligation to provide in the ordinary course compensation or benefits in accordance with the terms of such Employee Plan.

(e)                        Except as set forth in Schedule 3.20(e), neither the Company nor any Company Subsidiary has any current or projected liability in respect of post-employment or retirement health or life insurance benefits for former or current employees of the Company or any Company Subsidiary, except as required to avoid excise tax under Section 4980B of the Code.

(f)                          Except as disclosed on Schedule 3.20(f), no Employee Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement or the transactions contemplated to be consummated by this Agreement (whether alone or in connection with any subsequent event(s)), will entitle any employee of the Company or any Company Subsidiary to (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) except as provided in Section 7.04, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Employee Plans.

(g)                       Except as disclosed on Schedule 3.20(g), with respect to any Employee Plan covering any employee residing or working outside of the United States (a “Foreign Employee Plan”) (i) each Foreign Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Foreign Employee Plan, (ii) each Foreign Employee Plan that is required to be funded has sufficient assets such that its fair market value as of

December 31, 2004 exceeded the present value of all benefits accrued under such Foreign Employee Plan (determined using the assumptions used for plan funding purposes), and with respect to all other Foreign Employee Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Company Subsidiary, and (iii) no material liability or obligation of the Company or any Company Subsidiary exists with respect to such Foreign Employee Plan (other than, in the case of clause (iii), any obligation to provide in the ordinary course compensation or benefits in accordance with the terms of such Foreign Employee Plan).

Section 3.21.  Environmental Matters.  Except as disclosed on Schedule 3.21 and except as to matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect taking into account the existence of the Tyco Indemnity:

(a)                          no notice, request for information, order, complaint or penalty has been received or, to the Knowledge of the Company threatened, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Knowledge of the Company, threatened which allege a violation of or liability under any Environmental Law;

(b)                         the Company and each Company Subsidiary have all environmental permits necessary for them and for their operations to comply with all applicable Environmental Laws and neither the Company nor any Company Subsidiary is, or has been since June 17, 2002, in violation of the terms of such permits or any applicable Environmental Law;

(c)                          no property currently or formerly owned, leased or operated by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company, is proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal or state list of sites requiring investigation or clean-up;

(d)                         no Hazardous Substances have been generated, transported, treated, installed, stored, Released or threatened to be Released within, at, on, from or under any of the properties or facilities currently or formerly owned, leased or operated by the Company or any Company Subsidiary, in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under any Environmental Laws;

(e)                          to the Knowledge of the Company, none of the Company or the Company Subsidiaries has contractually assumed any liabilities or obligations of a third party under any Environmental Laws except in the ordinary course of business;

(f)                            the Company has made available to the Buyer complete and accurate copies of all material studies, audits, assessments or investigations and concerning compliance with, or liabilities or obligations under, any Environmental Laws that relate to compliance by or liabilities or obligations of the Company or any Company Subsidiary and that are in the possession or control of the Company or any Company Subsidiary; and

(g)                         the execution of this Agreement and the consummation of the transactions contemplated under this Agreement require no consent, filing or submission under any Environmental Law.

Section 3.22.  Tyco Indemnity.  The Company has made available to Buyer prior to the date hereof a true and complete copy of the Mueller Acquisition Agreement and all other agreements between the Company and Tyco International (US) Inc., a Massachusetts corporation (“Tyco US”), amending or altering the terms of the Tyco Indemnity, as such indemnity is set forth in the Mueller Acquisition Agreement.  “Tyco Indemnity” means the agreement of Tyco US and certain of its affiliates pursuant to Section 12.02(a) of the Mueller Acquisition Agreement to indemnify the Company and its affiliates against Excluded Liabilities (as defined in the Mueller Acquisition Agreement), including Environmental Liabilities (as defined in the Mueller Acquisition Agreement) and certain other liabilities and obligations arising out of or relating to events or conditions occurring or existing prior to the closing of the acquisition of the Transferred Businesses (as defined in the Mueller Acquisition Agreement).  “Mueller Acquisition Agreement” means the Amended and Restated Stock and Asset Purchase Agreement, dated as of August 13, 1999, among Tyco US, certain affiliates of Tyco US and the Company, as modified by the July 13, 2000 letter agreement between Robert P. Mead and Tom Fish, relating to the acquisition by the Company of the Transferred Businesses (as defined therein).  The Mueller Acquisition Agreement is a valid and binding agreement of the Company and is in full force and effect, and neither the Company nor, to the Knowledge of the Company, Tyco US is in default or in breach in any material respect of the Mueller Acquisition Agreement and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time, would constitute any event of default thereunder.

Section 3.23.  Affiliate Transactions.  Except as disclosed in Schedule 3.23, to the Knowledge of the Company, no DLJ Entity, or officer or director of the Company, is a party to any agreement, contract, commitment or transaction with the Company or any Company Subsidiary except as disclosed in Schedule 3.11.

Section 3.24.  Customers.  Schedule 3.24 sets forth a list of the ten largest customers (determined on the basis of revenues for the past 12 months) of the Company and the Company Subsidiaries, taken as a whole, by dollar amount as of April 2, 2005.  All sale orders and other commitments for sales made by the Company and the Company Subsidiaries have been made in the ordinary course of business and no payments have been made to any customer except in the ordinary course of business.  Since the Balance Sheet Date, none of such customers has ceased to do business with the Company or the Company Subsidiaries other than as a result of ordinary course of business project completion.  To the Knowledge of the Company, no such customer is threatened with bankruptcy or insolvency.  As of the date hereof, to the Knowledge of the Company, no such customer has threatened in writing any material amendment to, or termination of, their business relationship with the Company or the Company Subsidiaries.

Section 3.25.  Product Liability.  Except as set forth in Schedule 3.25 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) to the Knowledge of the Company, there has been no accident, happening or event that is caused by any hazard or defect in manufacture, design, materials or workmanship including, without limitation, any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of the Company or any Company Subsidiary, which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including but not limited to damage to or destruction of the product itself) and (ii) to the Knowledge of the Company, since August 16, 1999, there has been no product recall or post-sale warning conducted by the Company or any of its Subsidiaries with respect to any product manufactured, shipped, sold or delivered by or on behalf of the Company or any Company Subsidiary, in each case resulting in payments by the Company or any of its Subsidiaries in excess of $1,000,000.

Section 3.26.  Labor-related Matters.  Except as disclosed on Schedule 3.11(a)(x) or Schedule 3.26:

(a)                        Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the Company’s employees, nor is any such contract or agreement presently being negotiated with the Company or any Company Subsidiary;

(b)                       To the Knowledge of the Company, (i) no campaign is being conducted to solicit cards from any of the Company’s or any Company Subsidiary’s employees to authorize representation by any labor organization, and (ii) no such campaign has been conducted within the past three years;

(c)                        No material labor strike, slowdown, work stoppage, dispute, lockout or other similar labor controversy is in effect or, to the Knowledge of the Company, threatened, and the Company has not experienced any such labor controversy within the past three years;

(d)                       No material unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened;

(e)                        No grievance or arbitration proceeding is pending or, to the Knowledge of the Company, threatened which, if adversely decided, would reasonably be expected, individually or in the aggregate, to create a liability in excess of $5 million or to cause the Company to incur expenses or forgo operating savings in excess of $5 million;

(f)                          No action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Company’s employees is pending or, to the Knowledge of the Company, threatened which, if adversely decided, would reasonably be expected, individually or in the aggregate, to create a liability in excess of $1 million;

(g)                       The Company is not a party to, or otherwise bound by, any consent decree with, or material citation by, any government agency relating to employees or employment practices; and

(h)                       The Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has the Company planned or announced any such action or program for the future.

Section 3.27.  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents will, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to holders of Second Priority Notes or at the time the Debt Offer and Consent Solicitation are consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in each case no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference therein.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF DLJMB

DLJMB, solely in its capacity as the Stockholders’ Representative, represents and warrants to Buyer as of the date hereof that:

Section 4.01.  Corporate Existence and Power.  DLJMB is a corporation duly organized, and is validly existing and in good standing under the laws of Delaware, and has all corporate powers and authority to carry on its business as now conducted.

Section 4.02.  Corporate Authorization.  The execution, delivery and performance by DLJMB of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated to be consummated by DLJMB hereunder and thereunder are within DLJMB’s corporate powers and have, to the extent applicable, been duly authorized by all necessary corporate action on the part of DLJMB.  This Agreement constitutes, and the Escrow Agreement when executed and delivered will constitute, a valid and binding agreement of DLJMB enforceable against DLJMB in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by DLJMB of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated to be consummated by DLJMB hereby and thereby require no approval of, action by or in respect of, notice to, or filing with, any governmental body, agency or official other than any such approval, action, notice or filing as to which the failure to make or obtain would not reasonably be expected to prevent, materially impede or materially delay the consummation by DLJMB of the transactions contemplated hereby or thereby.

Section 4.04.  Non-contravention.  The execution, delivery and performance by DLJMB of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated to be consummated by DLJMB hereunder and thereunder do not and will not (i) violate the certificate of incorporation or bylaws of DLJMB, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, or (iii) require any consent that has not been given or other action that has not been taken by any Person under any instrument binding upon DLJMB, except with respect to clauses (ii) and (iii), for any such violations which would not reasonably be expected to prevent, materially impede or materially delay the consummation by DLJMB of the transactions contemplated hereby or thereby.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERCO

Buyer and MergerCo jointly and severally represent and warrant to the Company and the Stockholders’ Representative as of the date hereof that:

Section 5.01.  Corporate Existence and Power.  Each of Buyer and MergerCo is a corporation duly organized, and each is validly existing and in good standing under the laws of Delaware, and has all corporate powers and authority to carry on its business as now conducted.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Buyer and MergerCo of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated to be consummated by Buyer and MergerCo hereby and thereby are within the corporate powers and authority of Buyer and MergerCo, and have been duly authorized by all necessary corporate action on the part of Buyer and MergerCo.  This Agreement and the Voting Agreement constitute, and the Escrow Agreement when executed and delivered will constitute, valid and binding agreements of Buyer and MergerCo enforceable against Buyer and MergerCo in accordance with their terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Buyer and MergerCo of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated to be consummated by it hereby and thereby require no material approval of, action by or in respect of, notice to, or material filing with, any governmental body, agency or official other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act and (iii) any such approval, action, notice or filing as to which the failure to make or obtain would not reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer or MergerCo of the transactions contemplated hereby or thereby.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Buyer and MergerCo of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated to be consummated by Buyer and MergerCo hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or MergerCo, (ii) assuming compliance with the matters referred to in Section 5.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by, or notice to, any Person under, constitute a breach or default under (with or without notice or lapse of time), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or MergerCo or to a loss of any benefit to which Buyer or MergerCo is entitled under any provision of any agreement or other instrument binding upon Buyer or MergerCo or any of their assets, or (iv) result in the creation or imposition of any material Lien on any asset of Buyer or MergerCo, as would not reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer or MergerCo of the transactions contemplated hereby or thereby.

Section 5.05.  Financing.  Attached as Schedule 5.05 are copies of commitment letters dated June 17, 2005 from Bank of America, N.A., Banc of America Securities LLC, Bank of America Bridge LLC and Morgan Stanley Senior Funding, Inc., which Buyer and MergerCo have delivered to the Company and the Stockholders’ Representative (the “Financing Commitments”).  The cash proceeds of the Financing Commitments plus cash equivalents of Buyer and its Subsidiaries shall be used to make the payments required by Article 2 and all other amounts to be paid by Buyer, MergerCo or the Surviving Corporation hereunder, including the repayment of the Senior Credit Agreement, the consummation of the Debt Offer and the Consent Solicitation (or, if required by the Buyer, the Discharge/Defeasance) and the Tender Offer and the payment of all Transaction Expenses, and to provide working capital to the Surviving Corporation.  Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Buyer and, to Buyer’s knowledge, each of the other parties thereto.  Each of the Financing Commitments is in full force and effect and has not been amended or modified in any respect, except for such amendments or modifications that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer or MergerCo of the transactions contemplated hereby and under the other Transaction Agreements.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or MergerCo, and to Buyer’s and MergerCo’s knowledge as of the date hereof, any other parties thereto, under the Financing Commitments.  As of the date hereof, Buyer and MergerCo have no reason to believe that any term or condition of closing contained in the Financing Commitments should not reasonably be expected to be satisfied on a timely basis after the date hereof.  Subject to their terms and conditions, the financing contemplated by the

Financing Commitments (the “Financing”), when funded in accordance with the Financing Commitments, will provide Buyer, MergerCo and the Surviving Corporation with financing at the Effective Time sufficient to repay the Senior Credit Agreement, consummate the Debt Offer and the Consent Solicitation (or, if required by the Buyer, the Discharge/Defeasance), the Tender Offer, the payment of all Transaction Expenses and the Merger upon the terms contemplated by this Agreement and the Escrow Agreement.

Section 5.06.  Litigation.  There is no action, suit, investigation or proceeding pending against, or to Buyer’s knowledge threatened against or affecting, Buyer or MergerCo before any court, arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 5.07.  Finders’ Fees.  Except for Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or MergerCo who might be entitled to any fee or commission from any Stockholder, the Company or any of their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.08.  Solvency of the Surviving Corporation.  Assuming that the statements in clauses (a) through (d) below are true and correct immediately prior to the Effective Time, immediately after giving effect to the transactions contemplated by this Agreement (including the consummation of the Financing), (a) none of the Surviving Corporation or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, (b) the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (c) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (d) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted.  No transfer of property is being made and no obligation is being incurred on the part of Buyer or any of its Affiliates including, on or after the Effective Time, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of MergerCo, the Surviving Corporation, the Company or the Company Subsidiaries.

Section 5.09.  Inspections; No Other Representations.  Buyer is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and purchase of companies such as the Company and the Company Subsidiaries as contemplated hereunder.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  Buyer acknowledges that the Company has given Buyer access to the key employees, documents and facilities of the Company and the Company Subsidiaries.  Buyer agrees to accept the Company and the Company Subsidiaries in the condition they are in at the Effective Time based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Company or any other person, except as expressly set forth in this Agreement.  Without limiting the generality of the foregoing, Buyer acknowledges that neither the Company nor any Stockholder has made or makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Company Subsidiaries or the future business and operations of the Company and the Company Subsidiaries or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or the Company Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement.  The agreements, acknowledgements and representations made by Buyer pursuant to this Section are made for and on behalf of itself and MergerCo.

ARTICLE 6
COVENANTS OF THE COMPANY

Section 6.01.  Conduct of the Company.  From the date hereof until the Effective Time, except as disclosed on Schedule 6.01, the Company agrees to conduct its and the Company Subsidiaries’ businesses in the ordinary course and to use commercially reasonable efforts to preserve intact its and the Company Subsidiaries’ assets, business organizations and relationships with third parties and to keep available the services of present officers and employees.  Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as disclosed on Schedule 6.01, the Company will not, and will cause each Company Subsidiary not to:

(a)                        adopt or propose any change in the certificate of incorporation, bylaws or similar organizational documents of the Company or any Company Subsidiary;

(b)                         transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other equity securities of the Company or the Company Subsidiaries (other than issuances of Voting Common Shares upon exercise of any Company Warrants), or repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company or the Company Subsidiaries (other than repurchases made in connection with the termination of employment of employees of the Company or any Company Subsidiaries pursuant to existing contracts or commitments disclosed to Buyer prior to the date hereof);

(c)                          declare, issue, make or pay any dividend or other distribution of assets to its shareholders (other than dividends paid by any Company Subsidiary to the Company or other Company Subsidiaries);

(d)                         make or obtain any loan or other extension of credit to or from, or make any guaranty for the benefit of any director, officer, employee or stockholder of the Company or the Company Subsidiaries (other than pursuant to existing commitments or obligations under, or otherwise in accordance with, any Employee Plan);

(e)                        make any investment in, or acquire any assets or properties from any other Person except (i) pursuant to existing contracts or commitments disclosed to Buyer prior to the date hereof, (ii) otherwise in the ordinary course of business and (iii) other investments and acquisitions not in excess of $10,000,000 in the aggregate;

(f)                          sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments disclosed to Buyer prior to the date hereof, (ii) otherwise in the ordinary course of business and (iii) other dispositions not in excess of $10,000,000 in the aggregate;

(g)                       adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any Company Subsidiary;

(h)                       make any capital expenditures other than capital expenditures not exceeding $8,000,000 per fiscal quarter consistent with plans previously disclosed to Buyer prior to the date hereof;

(i)                           (A) enter into any agreement, contract or commitment other than in the ordinary course of business, that, if in existence on the date hereof, would be required to be disclosed in Section 3.11, or (B) in any manner adverse to the Company or any Company Subsidiary, make a material amendment to, assign or waive any of the Company’s or a Company Subsidiary’s material rights under, or terminate or fail to renew any agreement set forth on Schedule 6.01(i) or any agreement, contract or commitment requiring consent pursuant to Section 6.01(i)(A);

(j)                           make or change any material Tax election or any material method of Tax accounting, amend any Return or file any claim for Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(k)                        settle or compromise any claim, demand, action, suit, litigation, arbitration, investigation or other proceeding that would impose any material injunctive or similar relief on the Company or a Company Subsidiary or that would require the payment of more than $5,000,000 per claim, demand, action, suit, litigation, arbitration, investigation or other such proceeding;

(l)                           increase the compensation or benefits of, or grant any severance or termination pay to, any current or former director, officer, employee or consultant of the Company or the Company Subsidiaries (except for increases in salary or hourly wage rates in the ordinary course of business or the payment of accrued or earned but unpaid bonuses previously disclosed to Buyer);

(m)                     establish, adopt, enter into, amend or terminate any material Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement (other than as may be required by applicable law or in order to qualify under Sections 401 and 501 of the Code);

(n)                       amend any material term of any outstanding equity or debt security of the Company or any Company Subsidiary;

(o)                       make any change in any accounting policy of the Company or any Company Subsidiary that would materially affect the presentation of the Company’s financial information (including footnote disclosure) in the SEC Documents, except for any such change required by reason of a concurrent change in generally accepted accounting principles to which the Company’s independent accountants have concurred;

(p)                       cancel any debt or waive any claim or right of value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any Company Subsidiary), in each case in excess of $1,000,000;

(q)                       incur, assume or guarantee any long-term indebtedness for borrowed money (including the issuance of any debt securities or rights to acquire debt securities), or assume or guarantee any debt, liability or other obligation of any Person (other than the Company or any Company Subsidiary), in any case other than in the ordinary course of business; or

(r)                          agree or commit to do any of the foregoing.

Section 6.02.  Access to Information.  From the date hereof until the Effective Time, the Company will, and will cause the Company Subsidiaries to: (i) give Buyer, the parties to the Financing and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Company Subsidiaries, (ii) furnish to Buyer, the parties to the Financing and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or each Company Subsidiary as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors and auditors of the Company or each Company Subsidiary to cooperate and provide customary assistance to Buyer and the parties to the Financing in completing the Financing including their investigation of the Company or any Company Subsidiary.  Without limiting the foregoing, the Company shall, and shall cause the Company Subsidiaries and its and their respective officers to, (i) provide reasonable direct contact between appropriate officers of the Company and the Company Subsidiaries with the lenders to the Financing, (ii) use commercially reasonable efforts to assist in the preparation of confidential information memoranda and other materials to be used in connection with completing the Financing, (iii) provide reasonable assistance in the preparation for, and participate in, meetings, due diligence sessions, road shows and similar presentations to and with, among others, lenders to the Financing and rating agencies and (iv) provide historical financial information to the extent reasonably available and customarily included in any of the documents referred to in the immediately preceding clauses (ii) and (iii).  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or any Company Subsidiary.  Notwithstanding the foregoing, no such Person shall have access to personnel records of the Company and the Company Subsidiaries relating to individual performance or evaluation records, medical histories or any other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any Company Subsidiary to risk of liability or violation of any legal requirement.

Section 6.03.  Notices of Certain Events.  Each party hereto agrees to notify the other parties of:

(a)        any notice or other communication from any Person received by it alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)        any notice or other communication from any governmental or regulatory agency or authority received by it in connection with the transactions contemplated by this Agreement; and

(c)        any actions, suits, claims, demands, investigations, arbitrations or proceedings commenced against it that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.12 or 5.06.

Section 6.04.  Stockholder Approval.  The Company shall, reasonably promptly after the date hereof and in any case within 10 business days, distribute a written consent of stockholders to be executed by the Company’s stockholders, or shall cause a stockholder meeting to be duly called and held as soon as reasonably practicable following the date hereof, in either case for the purpose of voting on the approval and adoption of this Agreement and the Merger (“Stockholder Approval”).  In connection therewith, the Company shall furnish such material to its stockholders, if any, as shall be required by Delaware Law.  The Board of Directors of the Company shall recommend, and use its best efforts to obtain, Stockholder Approval.

Section 6.05.  Stockholders’ Representative.  DLJMB will serve as the Stockholders’ representative (in such capacity, the “Stockholders’ Representative”) and will take such actions to be taken by the Stockholders’ Representative under this Agreement and the other Transaction Agreements and such other actions on behalf of the Stockholders as DLJMB may deem necessary or appropriate to consummate the transactions contemplated hereby, including (i) taking all actions and making all filings on behalf of the Stockholders with any Governmental Body or other Person necessary to effect the consummation of the transactions contemplated by any Transaction Agreement, (ii) agreeing to, negotiating, entering into settlements and compromises of, and complying with orders of courts with respect to any claims under any Transaction Agreement including claims relating to the determination of Closing Working Capital and

Closing Cash, (iii) subject to Section 11.03, negotiating and executing any waivers or amendments of this Agreement or the Escrow Agreement, and (iv) taking all other actions that are either (A) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing or (B) contemplated by the terms of any Transaction Agreement.  The Stockholders’ Representative shall not be liable to any Stockholder for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and in the exercise of reasonable judgment.

Section 6.06.  Debt Offer and Consent Solicitation.  (a)  As soon as practicable after the date hereof, the Company shall, and shall cause Mueller Group to, prepare and commence an offer to purchase all of Mueller Group’s outstanding Second Priority Senior Secured Floating Rate Notes due 2011 (the “Second Priority Notes”) with the minimum tender conditions and such other terms and conditions, in accordance with applicable law, as are reasonably requested by Buyer (the “Debt Offer”), together with a letter of transmittal and such other customary documents required in connection therewith (collectively, together with the documents required for the Consent Solicitation (as defined below), the “Offer Documents”).  The Company shall use, and shall cause Mueller Group to use, its reasonable best efforts to consummate such Debt Offer as soon as practicable after the date hereof; provided that any payment for the Second Priority Notes and/or the consents referred to in Section 6.06(b) shall only be made after the Effective Time.  Notwithstanding anything in this Agreement to the contrary, no change to the terms or conditions of the Debt Offer which decreases the price per Second Priority Note payable in the Debt Offer, changes the form of consideration payable in the Debt Offer (other than by adding consideration) or imposes conditions to or changes any of the terms of the Debt Offer in any manner that is adverse to holders of the Second Priority Notes or which would be reasonably likely to prevent, materially impede or materially delay the Closing shall be made unless such change was previously approved by the Company, and neither the Company nor Mueller Group shall be required to make any such change.  For the avoidance of doubt, the parties agree that a request by Buyer that the Company or Mueller Group waive any condition or other provision in whole or in part at any time and from time to time in its sole discretion shall not be deemed to be adverse to any holder of the Second Priority Notes.  Neither the Company nor Mueller Group shall be required to waive any condition that would require any payment for the Second Priority Notes and/or the consents referred to in Section 6.06(b) to be made at or prior to the Effective Time.

(b)                       As part of the Debt Offer, the Company shall, and shall cause Mueller Group to, solicit the consent (the “Consent Solicitation”) of the holders of the Second Priority Notes to amendments to the Indenture (the “Indenture”), dated as of April 23, 2004, among Mueller Group, the Guarantors named therein and the Trustee, relating to the Second Priority Notes, as set forth in Schedule 6.06 (the “Amendments”).  The Company shall, and shall cause Mueller Group to, use its reasonable best efforts to obtain, as soon as practicable after the date hereof, the consent of holders representing at least two-thirds of the then outstanding aggregate principal amount of the Second Priority Notes (the “Requisite Consent”) to authorize the Amendments.  Promptly upon receipt of the Requisite Consent, the Company shall, shall cause Mueller Group to, and shall use its reasonable best efforts to cause the Trustee to, execute a supplemental indenture incorporating and giving effect to the Amendments; provided that the Amendments shall not become effective until the Effective Time.

(c)                        The Company shall not, and shall cause Mueller Group not to, make any change to any term or condition, or waive any condition or other provision, of the Debt Offer or Consent Solicitation, without Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed).  The Company shall, and shall cause Mueller Group to, waive any condition or other provision of the Debt Offer or Consent Solicitation reasonably requested by Buyer, except that neither the Company nor Mueller Group shall be required to waive any condition that would require any payment for the Second Priority Notes and/or the consents referred to in Section 6.06(b) to be made at or prior to the Effective Time.  The Company shall give Buyer an opportunity to review and comment on drafts of the Offer Documents and any other mailing to the holders of Second Priority Notes in connection with the Debt Offer and Consent Solicitation, and the Company shall incorporate all material comments that are reasonable and timely requested by Buyer.  The Company shall, and shall cause Mueller Group to, promptly correct any information in the Offer Documents or such other mailing that shall be or have become false or misleading in any material respect.

(d)                       Notwithstanding Section 11.04, Buyer shall pay all costs incurred in connection with the Debt Offer and the Consent Solicitation, including all reasonable fees and expenses of any counsel retained by the Company (or Mueller Group) in connection with the Debt Offer and the Consent Solicitation and the printing and mailing of all materials relating to the Debt Offer and the Consent Solicitation.  The Company agrees (and agrees to cause Mueller Group) to retain any dealer manager, banker or other advisor to the Company or Mueller Group (other than counsel) reasonably acceptable to the Company or Mueller Group, as may be requested by Buyer at Buyer’s expense.

(e)                        At Buyer’s request, the Company shall, and shall cause Mueller Group to, cooperate with Buyer in causing the satisfaction and discharge and/or covenant defeasance provisions of the Second Priority Notes and the indenture (the “Discharge/Defeasance”) pursuant to which they were issued to be satisfied on the date of the Closing; provided that Buyer and its Subsidiaries shall have sole responsibility for making any payments to the Trustee and otherwise satisfying the requirements and conditions that must be satisfied in connection therewith.  Notwithstanding Section 11.04, Buyer shall pay all costs incurred in connection with such satisfaction and discharge or covenant defeasance, including the reasonable fees and expenses of the Company’s outside counsel, accountants and/or financial advisors to the extent that Buyer requests one or more of them to prepare or deliver any documentation required in connection therewith.

Section 6.07.  Termination of Affiliate Agreements.  Except as set forth on Schedule 6.07, the Company shall, and shall cause any applicable Company Subsidiary to, terminate, as of the Closing, the agreements, contracts, commitments and other transactions with DLJMB and its Affiliates contemplated by Section 3.23.

ARTICLE 7
COVENANTS OF BUYER

Section 7.01.  Confidentiality.  Prior to the Effective Time and after any termination of this Agreement, Buyer and its Affiliates will hold in confidence, pursuant and subject to the terms of the Confidentiality Agreement, dated as of April 28, 2005, all confidential documents and information concerning the Company or any Company Subsidiary furnished to, or prepared by, Buyer or its Affiliates in connection with the transactions contemplated by the Transaction Agreements.  If this Agreement is terminated, Buyer and its Affiliates will destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, prepared or obtained by Buyer or its Affiliates or on their behalf from the Company or any Company Subsidiary in connection with the Transaction Agreements that are subject to such confidence.

Section 7.02.  Access.  Buyer agrees to cause the Surviving Corporation and each Subsidiary of the Surviving Corporation, at and after the Effective Time, to afford promptly to the Stockholders’ Representative and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit the Stockholders’ Representative and its agents to determine any matter relating to its (or any holders of Shares and/or Company Warrants) rights and obligations hereunder or relating to any period ending at or before the Effective Time; provided that any such access by the Stockholders’ Representative and its agents shall not unreasonably interfere with the conduct of the business of the Surviving Corporation or any such Subsidiary.  The Stockholders’ Representative agrees to hold, and will use all reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Surviving Corporation or any Subsidiary of the Surviving Corporation provided to it pursuant to this Section.

Section 7.03.  Employees and Offers of Employment.  (a) Buyer acknowledges that, subject to the last sentence of Section 7.03(b), it shall, through the Surviving Corporation and its Subsidiaries, continue the employment of all of the employees of the Company and the Company Subsidiaries as of the Effective Time (collectively, the “Transferred Employees”).

(b)                                 Until at least the end of the 12-month period immediately following the Effective Time, and except as to those Transferred Employees whose terms and conditions of employment are governed by a collective bargaining agreement as such may exist at the Effective Time (“Union Employees”), (i) Buyer agrees to provide, or to cause the Surviving Corporation and its Subsidiaries to provide, each Transferred Employee with base pay that is no less than the base pay of the Transferred Employee immediately prior to the Effective Time; and (ii) Buyer agrees to, or to cause the Surviving Corporation and its Subsidiaries to, provide a total incentive compensation opportunity that is not less than the total incentive opportunity that would be provided pursuant to the applicable Employee Plan disclosed on Schedule 3.20(a) in effect as of the date hereof; provided, however, that until September 30, 2005, the annual incentive compensation shall be determined pursuant to the applicable Employee Plan disclosed on Schedule 3.20(a) in effect as of the date hereof, but that for the remainder of the 12-month period immediately following the Effective Time, the total incentive opportunity shall be determined by using updated financial performance metrics for the Company and under bonus plans of Buyer using performance metrics consistent with those used for similarly situated employees of Buyer and the form in which such bonuses, if any, will be paid shall be consistent with the overall bonus and incentive compensation programs of Buyer (and may be paid in cash, equity or other equity-related types of awards).  For the avoidance of doubt, nothing in this Agreement shall constitute an express or implied promise of continued employment for any period or at all and will not interfere in any way with an employer’s right to dismiss a Transferred Employee or Union Employee from employment at any time, with or without cause, other than as prohibited by applicable law.

Section 7.04.  Company Employee Plans.  Buyer agrees to honor, and to cause the Surviving Corporation and its Subsidiaries to honor, the obligations of the Surviving Corporation and its Subsidiaries under the provisions of each Employee Plan and collective bargaining agreement as such Employee Plan or agreement relates to each Transferred Employee or Union Employee.  Notwithstanding the foregoing, no provision of this Section 7.04 is intended to prevent Buyer from amending or terminating any such Employee Plan in accordance with its terms, so long as, through the end of the 12-month period immediately following the Effective Time, the benefits provided to Transferred Employees (other than Union Employees) under all Employee Plans (including severance, but excluding any plans related to or denominated with regard to the equity of the Company, the Surviving Corporation or any other entity, other than as described in Section 7.03(b)) are substantially comparable in the aggregate to those generally provided to the Transferred Employees (other than Union Employees) immediately prior to the Effective Time.

Section 7.05.  Buyer Employee Plans.  (a) Buyer or one of its Affiliates will recognize all service of the Transferred Employees to the extent such service is recognized by the Company or the Company Subsidiaries for all purposes of the employee benefit plans of Buyer or its Affiliates (other than benefit accrual under a defined benefit plan of Buyer or its Affiliates).

(b)                                 Within 60 days after the Effective Time, Buyer shall cover, or cause the Surviving Corporation and its Subsidiaries to cover, Transferred Employees under one or more defined contribution plans and trusts intended to qualify under Section 401(a) and Section 501(a) of the Code (collectively, the “Buyer DC Plan”).  To the extent relevant, the Surviving Corporation shall permit such Transferred Employees to make a “direct rollover” of their account balances under the Company’s 401(k) plan to the Buyer DC Plan in cash.  The Surviving Corporation and Buyer shall reasonably cooperate in good faith to effect such transfers or distributions as soon as practicable after the Effective Time.

Section 7.06.  No Third Party Beneficiaries Regarding Employment Matters.  Without limiting Section 7.10 or 11.12, Buyer and the Company acknowledge and agree that all provisions contained in this Article 7 with respect to employees are included for the sole benefit of Buyer and the Company and shall not create any right (i) in any other Person, including, without limitation, any current or former employees, any participant in any Employee Plans or any beneficiary thereof or (ii) to continued employment with the Surviving Corporation or its Subsidiaries, or shall interfere with Buyer’s right to amend, modify or terminate any Employee Plan (subject in each case to the provisions of Sections 7.03, 7.04 and 7.05) or to terminate the employment of any employee for any reason, other than as prohibited by applicable law.

Section 7.07.  Obligations of MergerCo and Surviving Corporation.  Buyer agrees to cause MergerCo to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.  From and after the Effective Time, Buyer agrees to cause the Surviving Corporation to perform its obligations under this Agreement.

Section 7.08.  Offer for Notes.  As soon as reasonably practicable after the Effective Time, but in no event later than 60 days thereafter, Buyer shall, or shall cause the Surviving Corporation to, commence a tender offer pursuant to the “change of control” provisions in the applicable Indenture (the “Tender Offer”) for all of the Notes (other than the Second Priority Notes to the extent no longer required under the terms of such Notes).  The Tender Offer shall be made by means of an offer to purchase and shall comply with the provisions of the applicable Indenture pursuant to which each series of the Notes has been issued and all applicable laws, including the rules and regulations of the Securities and Exchange Commission.  If the Tender Offer is made by Buyer, Buyer shall accept and pay for all Notes validly tendered and not withdrawn prior to the expiration date of the Tender Offer.  If the Tender Offer is made by the Surviving Corporation, Buyer shall cause the Surviving Corporation to accept and pay for, and shall provide the Surviving Corporation with funds sufficient to pay for, all Notes validly tendered and not withdrawn prior to the expiration date of the Tender Offer.

Section 7.09.  Repayment of Senior Indebtedness; Payment of Transaction Expenses.  (a)  At the Closing, Buyer shall pay, on behalf of the Company, or shall provide the Company (or Mueller Group) with funds sufficient to repay in full the obligations of the Company and the Company Subsidiaries arising pursuant to the Senior Credit Agreement.  Immediately prior to the Effective Time, the Company (or Mueller Group) shall pay all such obligations in full.  On or prior to the fifth business day prior to the Effective Time, the Company shall deliver to Buyer copies of a customary pay-off letter from the Administrative Agent under the Senior Credit Agreement and shall have made arrangements reasonably satisfactory to Buyer for the release of all Liens over the Company’s and the Company Subsidiaries’ properties and assets securing such obligations.

(b)                                 At the Closing, Buyer shall pay, on behalf of the Company, or shall provide the Company with funds sufficient to pay, all Transaction Expenses.  On or prior to the fifth business day prior to the Effective Time, the Company shall deliver to Buyer invoices or such other documentation reasonably acceptable to Buyer setting forth the full amount of each Transaction Expense payable to each Person entitled to payment thereof, with such bank account and other information customarily set forth in an invoice.

Section 7.10.  Director and Officer Liability.  Buyer shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)                                  For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the certificate of incorporation, bylaws or similar organization documents of the Company or any Company Subsidiaries as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b)                                 For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance, fiduciary liability insurance and employment practices liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each Person currently covered by such insurance policies carried by the Company and the Company Subsidiaries on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that such policy can be obtained for premiums not exceeding 300% of the amount per annum that the Company and the Company Subsidiaries paid in its last full fiscal year, and, if not, on such terms with respect to coverage and amount as favorable as possible relative to the terms of such policy in effect on the date hereof as can be obtained for premiums of 300% of such amount.

(c)                                  If Buyer, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section.

(d)                                 The rights of each Indemnified Person under this Section shall be in addition to any rights such Person may have under the certificate of incorporation, bylaws or similar organizational documents of the Company or any of the Company Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of the Company Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.11.  Interest Rate Swaps.  Buyer agrees (i) to invite each counterparty to any interest rate swap to participate in the senior bank facilities of Mueller Group referred to in the Financing Commitments and (ii) if any such counterparty declines such invitation, request affiliates of Banc of America Securities LLC to assume such swaps on substantially equivalent terms, and in each case to use commercially reasonable efforts to cause such counterparty to waive any default, event of default or termination event that may result from the consummation of the transactions contemplated by this Agreement.

ARTICLE 8
COVENANTS OF BUYER, MERGERCO AND THE COMPANY

Section 8.01.  Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Buyer, MergerCo and the Company will use all of their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements, including, making all necessary registrations and filings (including filings with the Securities and Exchange Commission, and filings under the HSR Act, and any applicable foreign antitrust or competition laws, rules and regulations and foreign investment laws) with any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority (each, a “Governmental Body”), in each case as soon as practicable, and obtaining all necessary waivers, consents and approvals from, and taking all steps to avoid any action or proceeding by, any Governmental Body (including, in the case of Buyer, divesting or holding separate businesses or assets of Buyer or the Surviving Corporation or any of their respective Affiliates).  Each of Buyer and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Merger and the transactions contemplated by the Transaction Agreements.  Notwithstanding anything else contained in this Agreement, no party shall be required to, and no party shall take or agree to take, any action (A) if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer and its Subsidiaries, giving effect to the Merger and taken as a whole, after the Effective Time, or (B) that is not conditioned on the consummation of the Merger.  For purposes of the preceding sentence, a sale, divestiture, holding separate or other extraordinary action with respect to any asset or business of Buyer and its Subsidiaries that generated revenues of $100 million or less in the aggregate in fiscal year 2004, or with respect to any asset or business of the Company and the Company Subsidiaries that generated revenues of $60 million or less in the aggregate in fiscal year 2004, shall be not deemed to have such a material adverse effect.

Section 8.02.  Certain Filings.  Buyer and the Company shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Body, is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.  In furtherance and not in limitation of the foregoing, (i) each party shall consult with each other in advance, to the extent practicable, in connection with any meeting or conference with any Governmental Body or such contractual party in connection with Section 8.01 or this Section 8.02, (ii) each party shall use its reasonable best efforts to resolve any objection that any Governmental Body or such contractual party may have to the Merger, and (iii) subject to first complying with the foregoing clause (ii), each party shall use its reasonable best efforts, at its expense, to contest and resist any action, suit or proceeding challenging or seeking to enjoin the Merger and to have vacated, lifted, reversed or overturned any law, rule, regulation, judgment, injunction, decree or order that prohibits, materially delays or materially impedes the consummation of the Merger.

Section 8.03.  Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 8.04.  Cooperation on Tax Matters.  Each of the Buyer, MergerCo, the Company and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder) relating to the Company and the Company Subsidiaries.

Section 8.05.  Financing Matters.  Buyer and MergerCo shall use their respective reasonable best efforts to cause the Financing Commitments to be fulfilled in accordance with their terms, including the satisfaction of all conditions thereto (to the extent such fulfillment is within the control of such Person).  Without limiting the generality of the foregoing, each of Buyer and MergerCo shall use their respective reasonable best efforts to cause their respective employees, counsel, financial advisors, auditors and other representatives to cooperate with each other in the preparation of all documents and the making of all filings in connection with the Financing and the transactions contemplated by the Financing Commitments, and in executing and delivering all documents and instruments and otherwise taking, or causing to be taken, all actions and doing, or causing to be done, all other things necessary, proper or advisable to consummate the Financing and the other transactions contemplated hereby.

Section 8.06.  Escrow Agreement. The parties hereto shall, and shall use their reasonable best efforts to cause the Escrow Agent to, execute and deliver the

Escrow Agreement at the Closing in the form substantially in the form attached hereto as Exhibit A.

Section 8.07.  WARN.  The Company shall not, at any time within the 90-day period prior to the date of Closing, effectuate a “plant closing” or “mass layoff” as those terms are defined in Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or any similar state or local law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, without notifying Buyer in advance and obtaining the advance approval of the Buyer, and complying with all provisions of WARN or any similar state or local law.

Section 8.08.  Labor Organizations.  The Company shall have engaged in all notifications to and communications to and with any labor organization representing employees of the Company that are required by law or any collective bargaining agreement in connection with the transactions contemplated by this Agreement.

ARTICLE 9
CONDITIONS TO THE MERGER

Section 9.01.  Conditions to Obligations of the Parties.  The obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions (other than any such conditions that are waived by the Company, Buyer, MergerCo and the Stockholders’ Representative):

(a)                                  This Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware Law.

(b)                                 Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(c)                                  No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

(d)                                 All material actions by or in respect of or material filings with any Governmental Body required to permit the consummation of the Merger shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not reasonably be expected to have a Material Adverse Effect.

Section 9.02.  Conditions to Obligation of Buyer and MergerCo.  The obligation of Buyer and MergerCo to consummate the Merger is subject to the satisfaction of the following further conditions (other than any such conditions that are waived by Buyer and MergerCo):

(a)                                  (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by the Company at or prior to the Effective Time, (ii) except as may be affected by any matters listed on Schedule 6.01 hereof and notwithstanding, and without giving effect to, the statement in the first paragraph of Article 3 that the representations and warranties of the Company are made “as of the date hereof,” but giving effect to language in any subsection of Article 3 that representations and warranties contained therein are made as of a specific date, the representations and warranties of the Company contained in this Agreement shall be true at and as of the date of the Effective Time, as if made at and as of such date (except for representations and warranties (pursuant to language in any subsection of Article 3) that are made as of a specific date, which representations and warranties shall be true at and as of such respective specific date), with only such exceptions (without giving effect to any qualifications to materiality (including Material Adverse Effect)) as would not in the aggregate reasonably be expected to have a Material Adverse Effect, and (iii) MergerCo shall have received certificates signed by an appropriate officer of the Company to the foregoing effect.

(b)                                 Buyer shall have received certification from the Company in the form attached as Exhibit B that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(c)                                  The proceeds of the Financing shall have been made available to Buyer on substantially the terms and conditions set forth in the Financing Commitments (as modified by any changes made or requested pursuant to the terms contained in any related documents).

(d)                                 Each party to the Escrow Agreement (other than Buyer) shall have executed and delivered the Escrow Agreement.

(e)                                  The Company shall have furnished to Buyer written evidence reasonably satisfactory to Buyer that the amounts to be paid by MergerCo pursuant to Section 7.09(b) constitute all Transaction Expenses.

Section 9.03.  Conditions to Obligation of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions (other than any such conditions that are waived by the Stockholders’ Representative):

(a)                                  (i) Buyer and MergerCo shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time, (ii) the representations and warranties of Buyer and MergerCo contained in this Agreement shall be true in all material respects at and as of the Effective Time, as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true in all material respects at and as of such specific date), with only such exceptions that would not be reasonably be expected to materially and adversely impair Buyer’s and MergerCo’s ability to timely consummate the Merger, and (iii) the Company shall have received a certificate signed by an appropriate officer of Buyer to the foregoing effect.

(b)                                 Each party to the Escrow Agreement (other than the Stockholders’ Representative and the Company) shall have executed and delivered the Escrow Agreement.

ARTICLE 10
TERMINATION

Section 10.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written agreement of the Company and Buyer;

(b)                                 by either the Company or Buyer if the Merger shall not have been consummated on or before 180 days after the date hereof; provided that the right to terminate this Agreement pursuant to this Section shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(c)                                  by either the Company or MergerCo if consummation of the Debt Offer, Consent Solicitation or Merger is prohibited by law or would violate any nonappealable final order, decree, injunction or judgment of any court or governmental body having competent jurisdiction;

(d)                                 by either Buyer or MergerCo, if there has been a material breach by the Company or the Stockholders’ Representative of any representation, warranty or covenant contained in this Agreement which would prevent the satisfaction of any condition contained in Section 9.01 or Section 9.02 and such breach has not been waived by Buyer or MergerCo or cured by the Company or the Stockholders’ Representative, as the case may be, within 60 days after written notice thereof from either Buyer or MergerCo; or

(e)                                  by the Company with the consent of the Stockholders’ Representative, if there has been a material breach by the Buyer or MergerCo of any representation, warranty or covenant contained in this Agreement which would prevent the satisfaction of any condition in Section 9.01 or Section 9.03 and such breach has not been waived by the Company or cured by Buyer or MergerCo, as the case may be, within 60 days after written notice thereof from the Company.

The party desiring to terminate this Agreement pursuant to any of clauses 10.01(b) through 10.01(e) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 10.01, such termination shall be effective as against all parties hereto and shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) failure to perform a covenant of this Agreement or (ii) willful breach by a party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such failure or breach.  The provisions of this Section, Section 7.01 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, MergerCo or, after the Effective Time, the Surviving
Corporation, to:

Walter Industries, Inc.
4211 West Boy Scout Boulevard

Tampa, Florida 33607
Attention: General Counsel
Fax: (813) 871-4420

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Peter J. Gordon
Fax: (212) 455-2502

if, prior to the Effective Time, to the Company

Mueller Water Products, Inc.
500 West Eldorado Street
Decatur, Illinois 62522
Attention: Dale Smith, President & Chief Executive Officer
Fax: (217) 425-7268

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Nancy L. Sanborn
Fax: (212) 450-3800

if to DLJMB:

DLJ Merchant Banking II, Inc.
Eleven Madison Avenue, 16th Floor
New York, New York 10010
Attention: Michael S. Isikow
Fax: (646) 935-7450

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Nancy L. Sanborn
Fax: (212) 450-3800

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 11.02.  Survival.  None of the covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Effective Time; provided that the covenants and agreements contained in Sections 6.05, 7.02, 7.03, 7.04, 7.05, 7.06, 7.07, 7.08, 7.10, 8.04 and this Article 11 shall survive until the specified expiration or final performance date, if any, and otherwise indefinitely.

Section 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company, Buyer and the Stockholders’ Representative, or in the case of a waiver, except as expressly set forth in Article 9, by the party against whom the waiver is to be effective (with the Stockholders’ Representative being authorized to act on behalf of the holders of Shares and Company Warrants); provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange of any Shares or Company Warrants.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.04.  Expenses.  Except as otherwise specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05.  Waiver.  Effective as of the Effective Time and except as specifically set forth in this Agreement, Buyer, for and on behalf of itself and its Affiliates (including, after the Effective Time, the Surviving Corporation and its Subsidiaries), hereby waives and releases any and all rights and claims (whether absolute or contingent, liquidated or unliquidated, known or unknown, determined or determinable or otherwise), including rights and claims for contributions or other rights of recovery arising out of or relating to any environmental matter, claims for breach of contract, breach of representation or warranty, negligent representation and claims for breach of duty but excluding claims for fraud or willful and intentional misconduct, that any of the foregoing may have against any Stockholder, any of their respective Affiliates or any of their respective officers, directors, employees and other representatives, in any such case solely to the extent acting in the capacity of a direct or indirect stockholder and/or member of the board of directors of the Company or any Company Subsidiaries, whether in law or in equity, arising prior to the Effective Time and to the extent solely relating to the Company or any Company Subsidiaries, the Shares, the Company Warrants, the Merger or the transactions contemplated hereby or by the other Transaction Agreements.

Section 11.06.  Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.  (a)  Buyer and MergerCo waive and will not assert, and each agrees to cause the Surviving Corporation and each of its Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Effective Time (the “Post-Closing Representation”), of the Stockholders’ Representative, any Stockholder or other officer, employee or director of the Company or any Company Subsidiary (any such Person, a “Designated Person”) in any matter involving any Transaction Agreements or any other agreements or transactions contemplated thereby (including any litigation, arbitration, mediation or other proceeding), by any legal counsel set forth on Schedule 11.06(a) that is currently representing the Company or any Company Subsidiary in connection with the Transaction Agreements or any other agreements or transactions contemplated hereby and thereby (the “Current Representation”).

(b)                                 Buyer and MergerCo will not assert, and each agrees to cause the Surviving Corporation and each of its Subsidiaries to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation in connection with a dispute with Buyer, and following the Closing, with the Surviving Corporation or any of its Subsidiaries, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person; provided that the foregoing agreement of non-assertion and acknowledgement of retention shall not extend to any communication not involving the Transaction Agreements or any other agreements or transactions contemplated hereby and thereby, or to communications with any Person other than the Designated Persons and their advisers; provided, further that nothing in this Section 11.06 shall be construed as a waiver of any attorney-client privilege.

Section 11.07.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.  Notwithstanding the foregoing, Buyer and MergerCo may pledge their rights and obligations under this Agreement to their lenders as collateral security for indebtedness.

Section 11.08.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, applicable to contracts entered into and performed entirely in such state.

Section 11.09.  Jurisdiction.  Except as otherwise expressly provided in this Agreement, the parties hereto agree that (i) prior to the Effective Time, any disagreement, issue, dispute, claim, demand or controversy arising out of or relating to the Transaction Agreements or the interpretation hereof or thereof or any arrangements relating hereto or thereto or contemplated herein or therein or the validity, breach or termination hereof or thereof (each, individually, a “Dispute”) and (ii) any suit, action or proceeding seeking to enforce an arbitration award granted pursuant to Section 11.10 shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such Dispute, suit, action or proceeding, and that any cause of action arising out of the Transaction Agreements shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Dispute, suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Dispute, suit, action or proceeding in any such court or that any such Dispute, suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such Dispute, suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.10.  Dispute Resolution. (a) Following the Effective Time, a Dispute shall be resolved and settled pursuant to the terms of this Section 11.10.  In the event of a Dispute between the parties, either party (the “Claimant”) may initiate the Dispute resolution procedures of this Section 11.10 by providing written notice (the “Notice of Claim”) to the other party (the “Respondent”) identifying the nature and scope of the Dispute and stating the desire to resolve the Dispute.  Insofar as is practicable, any documentation that supports the Claimant’s Notice of Claim shall be included with said Notice of Claim.  Within 15 days after receiving the Notice of Claim, Respondent will respond in writing by stating its position (including any related claims it may have) and setting forth a proposed resolution of the Dispute.  Insofar as is practicable, any documentation that supports the Respondent’s defense shall be included with such response.  If Claimant and Respondent are not able to resolve the Dispute within 10 days thereafter, then the parties shall proceed in accordance with the provisions of Section 11.10(b) hereof.

(b)                                 If a Dispute is not promptly resolved after the submission of the Notice of Claim and response specified in Section 11.10(a), then each party shall promptly nominate a senior officer of its management to meet to resolve the Dispute.

(c)                                  If the parties have not resolved the Dispute within 15 days after the date of the commencement of informal resolution proceedings set forth in Section 11.10(b) above, then either party may initiate arbitration of the Dispute by notifying the other party in writing that arbitration of the Dispute is demanded.  The arbitration shall be conducted in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration (the “Rules”) by one arbitrator.  Unless the parties agree on an individual arbitrator by name, each party shall appoint one arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party within 10 days after delivery of the written notice demanding arbitration.  The two party-appointed arbitrators shall then jointly appoint a third arbitrator, obtain the appointee’s acceptance of such appointment and notify the parties in writing of such appointment and acceptance within 10 days after their appointment and acceptance.  The arbitrator appointed by the two party-appointed arbitrators shall serve as the sole arbitrator.  If the party appointed arbitrators fail to appoint an arbitrator within the time limits specified herein, the CPR Institute for Dispute Resolution shall appoint the arbitrator in accordance with Article 6 of the Rules.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Unless otherwise agreed, the place of the arbitration shall be New York City, New York.  The parties agree and consent to the jurisdiction of the courts of the State of New York for the purpose of enforcing this Section 11.10 and for the purpose of confirming an award and entering judgment upon said award, and the parties further waive all objections to jurisdiction and venue in any such courts.

(d)                                 All Dispute resolution costs, which shall include any fee for the arbitrator for services rendered, shall be borne equally by the parties.  Each party shall pay its own counsel fees and expenses.

Section 11.11.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.12.  Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto and, with respect to Section 2.05, the Stockholders, Section 7.10, the Indemnified Persons, Section 11.05, the Stockholders, their respective Affiliates and their respective officers, directors, employees and other representatives, and Section 11.06, Davis Polk & Wardwell, any rights or remedies hereunder.

Section 11.13.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.14.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MUELLER WATER PRODUCTS, INC.

By:	/s/ Dale B. Smith
	Name:	Dale B. Smith
	Title:	Chief Executive Officer

WALTER INDUSTRIES, INC.

By:	/s/ Joseph J. Troy
	Name:	Joseph J. Troy
	Title:	Senior Vice President, Financial Services

JW MERGERCO, INC.

By:	/s/ Victor P. Patrick
	Name:	Victor P. Patrick
	Title:	President

DLJ MERCHANT BANKING II, INC., individually for purposes of Article 4 and otherwise, solely in its capacity as the Stockholders’ Representative

By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

ESCROW AGREEMENT

ESCROW AGREEMENT (this “Agreement”) dated as of [•], 2005 among Mueller Water Products, Inc., a Delaware corporation (the “Company”), Walter Industries, Inc., a Delaware corporation (“Buyer”), DLJ Merchant Banking II, Inc., a Delaware corporation, solely in its capacity as the Stockholders’ Representative (“DLJMB”), and [ESCROW AGENT], as Escrow Agent (“Escrow Agent”).

W I T N E S S E T H:

WHEREAS, the Company, Buyer, JW MergerCo, Inc., a Delaware corporation (“MergerCo”), and DLJMB (solely in its capacity as the Stockholders’ Representative) have entered into an Agreement and Plan of Merger dated as of June 17, 2005 (the “Merger Agreement”) pursuant to which MergerCo will merge with and into the Company, in accordance with the General Corporation Law of the State of Delaware and the stockholders of the Company will receive cash in consideration for such merger;

WHEREAS, pursuant to Section 2.13 of the Merger Agreement, the Company as the “Surviving Corporation” may be obligated to make certain payments to the Stockholders and the holders of the Company Warrants; and

WHEREAS, the parties to the Merger Agreement have agreed that Buyer or MergerCo shall deposit, or cause to be deposited, for the benefit of the Stockholders and the holders of the Company Warrants, $25,000,000 (the “Escrow Amount”) with the Escrow Agent to be held and applied by the Escrow Agent as provided in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.  Defined Terms.  Capitalized terms not defined herein shall have the meaning assigned thereto in the Merger Agreement.

Section 2.  Appointment of Escrow Agent.  The parties hereto hereby appoint the Escrow Agent to act as escrow agent on the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment on such terms and conditions.

Section 3.  Deposit of Funds.  (a)  In accordance with Section 2.05 of the Merger Agreement, at the Closing, Buyer or MergerCo shall deliver to the Escrow Agent the Escrow Amount in immediately available funds to be held, invested and disbursed by the Escrow Agent as provided herein.  The Escrow Agent shall deposit, upon receipt, the Escrow Amount into a separate interest bearing account (the “Escrow Account”) established for such purpose.

(b)  It is expressly agreed and understood that the Escrow Amount shall, until distributed pursuant to the terms hereof, constitute assets of Buyer subject in the event of Buyer’s insolvency to the claims of Buyer’s general creditors.  Accordingly, the amounts and all earnings (including interest) on the amounts in the Escrow Account shall be considered owned by Buyer until distributed pursuant to the terms hereof, and reported as such for all tax reporting purposes.

Section 4.  Investment of Escrow Amount.  (a)  The Escrow Agent shall invest and reinvest the Escrow Amount and any interest thereon in any of: (i) direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America with maturity dates of 90 days or less, (ii) repurchase agreements fully collateralized by securities of the kind specified in clause (i) above, (iii) money market accounts or certificates of deposit maturing within 90 days issued by a bank or trust company organized under the laws of the United States of America or a State thereof having a short-term deposit rating of at least “A1” by Standard & Poor’s Corporation and combined capital and surplus of at least $1.0 billion (a “United States Bank”), (iv) commercial paper maturing within 90 days issued by a domestic corporation having a rating assigned to such commercial paper of at least “A1” by Standard & Poor’s Corporation, (v) interest bearing demand deposits with any United States Bank or (vi) any other investment upon which Buyer and DLJMB shall mutually agree in written instructions to the Escrow Agent.  Any loss on any such investment shall be borne by Buyer.

(b)                                 Whenever the Escrow Agent shall pay all or any part of the Escrow Amount to any Person (other than the holders of Company Warrants) as provided herein, such payment shall be accompanied simultaneously by 60% of the portion of interest earned as of the date of payment on funds in the Escrow Fund that is attributable to such payment, while 40% of the portion of interest so attributable shall be distributed to Buyer.

Section 5.  Release of Escrow Amount.  (a)  If the Escrow Agent receives a certificate signed by both an officer of Buyer and an officer of DLJMB directing the Escrow Agent to pay all or a portion of the Escrow Amount to the Stockholders and the holders of Company Warrants identified in such certificate and/or to Buyer or the Surviving Corporation as contemplated by Section 2.13 of the Merger Agreement, the Escrow Agent shall immediately pay such amount from the Escrow Account (including any interest attributable thereto as provided in Section 4 hereof) as directed in such certificate.

(b)                                 Subject to Section 6 hereof, if the Escrow Agent receives (i) a certificate signed by an officer of DLJMB directing the Escrow Agent to pay the Stockholders’ Representative’s portion of the fees and expenses of the Neutral Arbitrator allocable and payable by the Stockholders’ Representative to the Neutral Arbitrator pursuant to Section 2.12(c) of the Merger Agreement and (ii) a copy of the relevant invoice from the Neutral Arbitrator, the Escrow Agent shall immediately pay such amount from the Escrow Account (without any interest attributable thereto) as directed in such certificate (but in any case, not more than the amount set forth in such invoice).

(c)                                  Subject to Section 6 hereof, any amount in the Escrow Account that remains unclaimed by the Stockholders, the holders of Company Warrants or the Surviving Corporation at the end of a period of 12 months from the Closing shall be paid by the Escrow Agent to Buyer.

Section 6 .  Disputes.  Upon receipt of a notice of dispute from any of the parties to this Agreement with respect to any disbursement of any amount from the Escrow Account prior to the time of such disbursement, the Escrow Agent shall retain such amount in the Escrow Account until the Escrow Agent shall have received (i) a final nonappealable order of a court of competent jurisdiction directing delivery of such amount in the Escrow Account or (ii) a written agreement executed by Buyer and DLJMB directing delivery of such amount in the Escrow Account, in which event the Escrow Agent shall disburse such amount in the Escrow Account in accordance with such order or agreement.

Section 7.  Substitute Form W-9.  Buyer shall provide the Escrow Agent with a correct taxpayer identification number for the Surviving Corporation on a substitute Form W-9 as promptly as practicable and indicate thereon that the Surviving Corporation shall not be subject to backup withholding on income earned on any amount received hereunder.  The Surviving Corporation, for and on behalf of each Stockholder (other than the DLJ Entities), and DLJMB, for and on behalf of each DLJ Entity, shall each provide the Escrow Agent with correct taxpayer identification numbers on substitute Forms W-9 (or, in the case of Persons other than United States Persons as defined in the Code, Forms W-8BEN or other applicable forms) as promptly as practicable, which forms shall indicate that the applicable Person is not subject to backup withholding on income earned on any amount received hereunder by such Person.

Section 8.  Termination of Escrow Account.  This Agreement shall terminate when the Escrow Agent shall have released from the Escrow Account all amounts pursuant to Section 5 hereof.

Section 9.  Escrow Agent.  The Escrow Agent shall have no duty or obligation hereunder other than to take such specific actions as are required of it from time to time under the provisions hereof, and it shall incur no liability hereunder or in connection herewith for anything whatsoever other than as a result of its own gross negligence or willful misconduct.  The Escrow Agent will be fully protected if it acts in accordance with the written advice of its counsel.  Buyer hereby agrees to indemnify, hold harmless and defend the Escrow Agent from and against any and all losses, claims, liabilities and reasonable expenses, including the reasonable fees of its counsel, which it may suffer or incur hereunder, or in connection herewith, except such as shall result solely and directly from its own gross negligence or willful misconduct.  The Escrow Agent shall not be bound in any way by any agreement or contract between the parties to the Merger Agreement (whether or not the Escrow Agent has knowledge thereof) and the only duties and responsibilities of the Escrow Agent shall be to receive the Escrow Amount and deposit such funds in the Escrow Account, to hold and invest the funds on deposit in the Escrow Account and to release such funds in accordance with the terms of this Escrow Agreement.  The Escrow Agent’s fees and expenses for acting as Escrow Agent hereunder are set forth in Schedule I hereto.  Such fees and expenses shall be paid by the Surviving Corporation.

Section 10.  Miscellaneous.  (a)  All notices or other communications to either party hereunder shall be in writing (including telex, telecopy, or similar writing) and shall be given,

if to Buyer or, after the Closing, the Surviving Corporation, to:

Walter Industries, Inc.

4211 West Boy Scout Boulevard

Tampa, Florida 33607

Attention: General Counsel

Fax: (813) 871-4420

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Peter J. Gordon

Fax: (212) 455-2502

if, prior to Closing, to the Company:

Mueller Water Products, Inc.
500 West Eldorado Street
Decatur, IL 62522
Attention: Dale Smith
Fax: (217) 425-7382

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
Attention: Nancy L. Sanborn
Fax:  (212) 450-3800

if to DLJMB:

DLJ Merchant Banking II, Inc.
Eleven Madison Avenue
New York, NY 10010
Attention: Michael S. Isikow
Fax: (646) 935-7450

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
Attention: Nancy L. Sanborn
Fax:  (212) 450-3800

if to the Escrow Agent:

[Name of Escrow Agent]
[Address]

[Address]

Attention:  [name]
Fax:  [number]

All such notices and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(b)                                 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, that no party may assign any part of this Agreement without the prior written consent of the other parties hereto.

(c)                                  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be construed in accordance with and governed by the law of the State of New York applicable to contracts entered into and performed entirely in such state.  Except as set forth in Article 11 of the Merger Agreement with respect to each party hereto other than the Escrow Agent (which provisions shall apply, mutatis mutandis, to each party hereto other than the Escrow Agent), each party hereby consents and agrees that the United States District Court for the Southern District of New York and any New York State court sitting in New York City shall have exclusive jurisdiction to hear and determine any claims or disputes between parties pertaining to this Agreement or to any matter arising out of or related to this Agreement.  Each party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereby irrevocably waives any objection which any party may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.  Each party agrees that service of process on such party as provided in Section 10(a) shall be deemed effective service of process on such party.

(d)                                 Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(e)                                  Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(f)                                    Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(g)                                 Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(h)                                 Merger Agreement Controlling.    As between the parties hereto, in the event there is any discrepancy or contradiction between this Agreement and the Merger Agreement, the Merger Agreement shall control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MUELLER WATER PRODUCTS, INC.

By:
Name:
Title:

WALTER INDUSTRIES, INC.

By:
Name:
Title:

DLJ MERCHANT BANKING II, INC.,
solely in its capacity as the Stockholders’ Representative

By:
Name:
Title:

[ESCROW AGENT], as Escrow Agent

By:
Name:
Title:

[Signature Page to Escrow Agreement]

Schedule 2.04 - Share Consideration

The Share Consideration shall be calculated as follows:

Share Consideration =	Adjusted Price
Full Dilution Number

Adjusted Price =                 $1,912,500,000 plus (i) the aggregate exercise price of the Company Warrants, (ii) Closing Cash* and (iii) if Closing Working Capital* exceeds Benchmark Working Capital, the amount of such difference, less (i) if Benchmark Working Capital exceeds Closing Working Capital*, the amount of such difference, (ii) Indebtedness and (iii) Transaction Expenses

Benchmark

Working Capital = $359,800,000

Benchmark Working Capital was determined by adding the amount of accounts receivables (net of allowance for doubtful accounts), inventories, prepaid expenses and other current assets (other than cash and cash equivalents, income taxes receivable and deferred income taxes), and subtracting therefrom the sum of accounts payable (other than any accounts payable in respect of Transaction Expenses), accrued expenses and other current liabilities (other than current portion of long-term debt), in each case as set forth on the Balance Sheet.

* The Adjusted Price and the Share Consideration at the Effective Time shall be determined using Estimated Closing Cash and Estimated Working Capital.